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                                                                    Exhibit 10.4

            AMENDED AND RESTATED RECEIVABLES PARTICIPATION AGREEMENT

                           dated as of March 26, 1999



                                      among

                            WEIRTON RECEIVABLES, INC.

                            WEIRTON STEEL CORPORATION

                    THE FINANCIAL INSTITUTIONS PARTIES HERETO

                                       and

                         PNC BANK, NATIONAL ASSOCIATION
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         This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is entered into as of March 26, 1999, among WEIRTON RECEIVABLES, INC., a Delaware corporation, as seller (the "Seller"), WEIRTON STEEL CORPORATION, a Delaware corporation ("Weirton"), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the "Servicer"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (the "Banks"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as facility agent for the Banks (in such capacity, together with its successors and assigns in such capacity, the "Facility Agent").

         PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to "the Agreement" refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

         1. The Seller, the Facility Agent and certain other financial institutions are parties to the Receivables Participation Agreement dated as of August 24, 1993, as heretofore amended (the "Original Agreement").

         2. The parties desire to amend and restate the Original Agreement as hereinafter set forth.

         3. The Seller desires to sell, transfer and assign an undivided percentage ownership interest in a pool of receivables, and the Banks desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by the Banks.

         In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                       AMOUNTS AND TERMS OF THE PURCHASES

         Section 1.1. Purchase Facility. (a) On the terms and conditions hereinafter set forth, each Bank hereby severally agrees to purchase, and make reinvestments of, its Pro Rata Share of undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Under no circumstances shall such Bank make any such purchase or reinvestment if, after giving effect to such purchase or reinvestment (i) the aggregate outstanding amount of the Capital funded by such Bank shall exceed (A) the Commitment set forth opposite its name on the signature page hereto, as the same may be reduced from time to time pursuant to Section 1.1(b), minus (B) such Bank's Pro Rata Share of the face amount of any outstanding Letters of Credit, (ii) the aggregate outstanding Capital plus the L/C Participation Amount would exceed the Purchase Limit or
(iii) the Purchased Interest would exceed 100% as determined by reference to the most recent Daily Report delivered by the Servicer to the Facility Agent in accordance with Article IV hereof.


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         (b) The Seller may, upon at least 3 days' written notice to the
Facility Agent, terminate the purchase facility provided in this Section in whole or, upon at least 3 days' written notice to the Facility Agent, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit which shall cause a corresponding reduction in the Commitments; provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $35,000,000. Each reduction in the Commitments hereunder shall be made ratably among the Banks in accordance with their respective Pro Rata Shares. The Facility Agent shall promptly advise the Banks of any notice pursuant to this Section 1.1(b).

         Section 1.2. Making Purchases. (a) Each Funded Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller's irrevocable written notice in the form of Annex B delivered to the Facility Agent in accordance with
Section 5.2 (which notice must be received by the Facility Agent before 11:00 a.m., New York City time): (i) at least three Business Days before the requested purchase date, in the case of a Funded Purchase to be funded at the Yield Rate and based upon the Euro-Rate, and (ii) at least one Business Day before the requested purchase date, in the case of a Funded Purchase to be funded at the Yield Rate and based upon the Base Rate, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000 and anything in excess of $1,000,000 shall be an integral multiple of $100,000), being the Capital relating to the undivided percentage ownership interest then being purchased), (B) the date of such Funded Purchase (which shall be a Business Day), (C) the desired funding basis and Yield Period for such Funded Purchase (which shall be based upon the Euro-Rate or the Base
Rate) and (D) a Daily Report after giving effect to the increase in Capital. Each Funded Purchase described above shall be made by the Banks ratably in accordance with their Pro Rata Shares; provided, however that the failure of any Bank to make a Funded Purchase hereunder shall not in itself relieve any other Bank of its obligation to make any Funded Purchase hereunder (it being understood that no Bank shall be responsible for the failure of any other Bank to make any Funded Purchase required by such other Bank hereunder).

         (b) On the date of each Funded Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, each Bank shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Facility Agent who will make available to the Seller in same day funds, at PNC, account number 1000310054, ABA 043000096 (or such other account as may be so designated in writing by the Seller to the Facility Agent) an amount equal to such Bank's pro rata portion of the Capital relating to the undivided percentage ownership interest then being purchased ratably, according to such Bank's Pro Rata Share.

         (c) Effective on the date of each purchase pursuant to this Section and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Facility Agent for the benefit of the Banks (ratably according to their Pro Rata Shares) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.


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         (d) To secure all of the Seller's obligations (monetary or otherwise)
under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Collateral Agent (for the benefit of the Banks) a security interest in all of the Seller's right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and Collection Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and Collection Account and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreement, and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the "Pool Assets"). The Collateral Agent (on behalf of the Banks) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Collateral Agent (on behalf of the Banks), all the rights and remedies of a secured party under any applicable UCC.

         (e) Whenever the Banks issue a Letter of Credit pursuant to Section
1.15 hereof, the Banks shall, automatically and without further action of any kind upon the effective date of issuance of such Letter of Credit, have irrevocably deemed to make a Funded Purchase hereunder in the event that such Letter of Credit is subsequently drawn and such drawn amount shall not have been reimbursed pursuant to Section 1.18 upon such draw. All such Funded Purchases shall comprise Base Rate Portions of Capital in an amount equal to the amount of such draw (without regard to the numerical requirements set forth in Section 1.2(a)), shall be made ratably by the Banks according to their Pro Rata Shares, shall accrue Discount, and may be converted, continued, or repaid according to
Section 1.7. In the event that any Letter of Credit expires or is surrendered without being drawn (in whole or in part) then, in such event, the foregoing commitment to make Funded Purchases shall expire and the L/C Participation Amount shall automatically reduce by the amount of the Letter of Credit which is no longer outstanding.

         Section 1.3. Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial purchase hereunder. Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. The Purchased Interest as computed (or deemed recomputed) as of the day before the Facility Termination Date shall thereafter remain constant. The Purchased Interest shall become zero when the Capital thereof and Discount thereon shall have been paid in full, the L/C Participation Amount has been cash collateralized in full, all the amounts owed by the Seller and the Servicer hereunder to the Banks, the Facility Agent and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

         Section 1.4. Settlement Procedures. (a) The collection and distribution of the Pool Receivables shall be administered by the Collateral Agent in accordance with this Agreement.

         (b) The Collateral Agent shall, on each day on which Collections of Pool Receivables are deposited into the Collection Account:


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                  (i) set aside and hold in trust (and shall, at the request of the Facility Agent, segregate in a separate account approved by the Facility Agent) for the Banks, out of the Banks' Share of such Collections, first, an amount equal to the Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in the Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Banks' Share of the Servicing Fee accrued through such day and not previously set aside,

                  (ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of the Banks, the remainder of the Banks' Share of such Collections; such remainder shall be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if after giving effect to such reinvestment the Purchased Interest would exceed 100%, then the Collateral Agent shall not remit such remainder to the Seller, but shall set aside and hold in trust for the Banks (and shall, at the request of the Facility Agent, segregate in a separate account approved by the Facility Agent) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%,

                  (iii) if such day is a Termination Day, set aside, segregate and hold in trust (and shall, at the request of the Facility Agent, segregate in a separate account approved by the Facility Agent) for the Banks the entire remainder of the Banks' Share of the Collections; provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of "Termination Day" and, thereafter, the events giving rise to such Termination Day are satisfied or waived by the Facility Agent (or (x) in the case of proceedings giving rise to an Event of Bankruptcy as described in clause (a)(i) of the definition of "Termination Day", such proceedings are dismissed or (y) in the case of one or more notices of lien filed by either the Internal Revenue Service or the Pension Benefit Guaranty Corporation as described in clause (a)(iii) of the definition of "Termination Day", such lien or liens are released and Standard & Poor's has received satisfactory evidence of such release), such previously set aside amounts shall be reinvested in accordance with clause (ii) of this Section 1.4(b) on the day of such subsequent satisfaction, waiver or dismissal, and

                  (iv) remit to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (a) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause
         (iii) of this Section 1.4(b) plus (b) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) of this Section 1.4(b) plus (c) the Seller's Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables plus (d) all other amounts owed by the Seller under this Agreement to any Bank, the Facility Agent, the Collateral Agent and any other Indemnified Party or Affected Person.

         (c) The Collateral Agent shall deposit into the Administration Account (or such other account designated by the Facility Agent), on the last day of each Yield Period (or in the case of


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clauses second and third of Section 1.4(b)(i), on the last day of each calendar quarter) Collections held for the Banks pursuant to clause (b)(i) or (f) of this Section plus the amount of Collections then held for the Banks pursuant to clauses (b)(ii) and (iii) of this Section 1.4. On the last day of each Yield Period, the Facility Agent will notify the Seller and the Servicer by facsimile of the amount of Discount accrued with respect to each Portion of Capital during such Yield Period or portion thereof.

         (d) Upon receipt of funds deposited into the Administration Account pursuant to clause (c) of this Section, the Facility Agent shall cause such funds to be distributed as follows:

                  (i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to the Banks ratably, in accordance with their Pro Rata Shares, in payment in full of all accrued Discount and fees (other than Servicing
         Fees) with respect to each Portion of Capital, and second, to the Servicer (payable in arrears on the last day of each calendar quarter) in payment in full of the Banks' Share of accrued Servicing Fees, and

                  (ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first, if Weirton or an Affiliate thereof is not the Servicer, to the Servicer in payment in full of all accrued Servicing Fees; provided, however, that if the Servicing Fee ceases to be calculated pursuant to Section 4.6(a), then the excess, if any of such Servicing Fee over an amount determined in accordance with Section 4.6(a) shall not be distributed pursuant to this clause first, but shall be distributed with the distributions made in clause fifth, below, second, to the Banks ratably, in accordance with their Pro Rata Shares, in payment in full of all accrued Discount with respect to each Portion of Capital; provided, however, that the Termination Fee, if any, included in the calculation of Discount shall not be distributed in accordance with this clause second, but shall be distributed with the distributions made in clause fifth below, third, to the Banks ratably in accordance with their Pro Rata Shares, in payment in full of Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%), fourth, to the L/C Collateral Account for the benefit of the Banks, the amount necessary to cash collateralize the L/C Participation Amount until the amount of cash collateral held in such L/C Collateral Account equals the aggregate outstanding amount of the L/C Participation Amount, fifth, if the Capital and accrued Discount with respect to each Portion of Capital have been reduced to zero, and all accrued Servicing Fees payable to the Servicer (if other than Weirton or an Affiliate thereof) have been paid in full, to the Banks ratably, in accordance with their Pro Rata Shares, the Facility Agent and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder and, sixth, to the Servicer (if the Servicer is Weirton or an Affiliate thereof) in payment in full of the Banks' Share of all accrued Servicing Fees.

After the Capital, Discount, fees payable pursuant to the Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to the Banks, the Facility Agent or any other Indemnified Party or Affected Person hereunder, have been paid in full, and (on and after a Termination Day) after the L/C Participation Amount has


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been cash collateralized in full, all additional Collections with respect to the
Purchased Interest shall be paid to the Seller for its own account.

         (e) For the purposes of this Section 1.4:

                  (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Servicer, the Seller or any Affiliate of the Seller (other than as a result of (x) having been written off the Seller's books as uncollectible due to credit reasons of an Obligor or (y) a discharge in bankruptcy of an Obligor), or any setoff or dispute between the Seller or any Affiliate of the Seller and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

                  (ii) if on any day any of the representations or warranties in
         Section 1(g) or, on the date of purchase or reinvestment, (m) of
         Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

                  (iii) except as required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

                  (iv) if and to the extent the Facility Agent or any Bank shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Facility Agent or such Bank but rather to have been retained by the Seller and, accordingly, the Facility Agent or such Bank, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

         (f) If at any time the Seller shall wish to cause the reduction of Capital, the Seller may do so as follows:

                  (i) the Seller shall give the Agents and the Servicer at least two Business Days' prior written notice thereof, which notice shall include the amount of such proposed reduction and the proposed date on which such reduction will commence;

                  (ii) on the proposed date of commencement of such reduction and on each day thereafter, the Collateral Agent shall cause Collections not to be remitted to the Seller for reinvestment until the amount thereof not so remitted shall equal the desired amount of reduction; and


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                  (iii) the Collateral Agent shall account for such Collections and make payment to the Facility Agent on the last day of the current Yield Period and Capital shall be deemed reduced in the amount to be paid to the Facility Agent only when in fact finally so paid;

provided, that:

                  (A) the amount of any such reduction shall be in an integral multiple of $1,000,000 (unless Capital shall have been reduced to zero); and

                  (B) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period.

         Section 1.5. Fees. (a) The Seller shall pay to the Facility Agent, for the benefit of the Banks, the fees described hereinbelow:

                  (i) A commitment fee (the "Commitment Fee") for the period from and including the Closing Date until the later of the Facility Termination Date, the date on which the outstanding Capital shall have been paid in full and the date the L/C Participation Amount is cash collateralized in full, equal to one-half of one percent (0.5%) per annum times the excess, if any, of (A) the Purchase Limit over (B) the sum of the aggregate outstanding Capital and the L/C Participation Amount, computed on the basis of the actual number of days elapsed (including the first but excluding the day of payment) over a year of 365 or 366 days, as the case may be.

                 (ii) A program fee (the "Program Fee") for the period from and including the Closing Date until the later of the Facility Termination Date, the date on which the outstanding Capital shall have been paid in full and the date the L/C Participation Amount is cash collateralized in full, equal to three-quarters of one percent (0.75%) per annum (the "Program Fee Rate") on the sum of the outstanding face amount of each Letter of Credit plus the average daily Capital outstanding, computed on the basis of actual days elapsed (including the first but excluding the day of payment), over a year of 360 days.

All of the foregoing specified fees shall be payable quarterly in arrears on the last day of each calendar quarter and shall be forwarded by the Facility Agent ratably to the Banks according to their Pro Rata Shares.

         (b) The Seller shall pay to PNC, for its own account in its capacities as the Facility Agent and the Collateral Agent, such other fees not described above as are specified in that certain letter from PNC to the Seller dated March 26, 1999 (the "Fee Letter"). Such fees shall include the annual agents' fees described therein (the "Agent Fee") and shall be due and payable at the times specified in such letter.

         (c) The Seller shall pay to each Bank administrative fees in connection with the issuance, amendment, draw or transfer of any Letter of Credit, which fees shall, for each Bank, equal $50 for each amendment or issuance of a Letter of Credit and $150 for each draw or


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transfer. Each such fee shall be due and payable concurrently with such issuance, amendment, draw or transfer, as the case may be, of such Letter of Credit.

         Section 1.6. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the Administration Account. All amounts received after 2:00 p.m. (New York City time) will be deemed to have been received on the next Business Day.

         (b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

         (c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

         Section 1.7. Conversion and Continuation of Portions of Capital. (a) Subject to the terms and conditions set forth in this paragraph, Seller shall have the option: (i) on any Business Day, to convert all or part of a Base Rate Portion of Capital to a Euro-Rate Portion of Capital and (ii) on the last day of any Yield Period of a Euro-Rate Portion of Capital, to convert all or any part of such Euro-Rate Portion of Capital to a Base Rate Portion of Capital and/or to continue all or any part of such Euro-Rate Portion of Capital as a new Euro-Rate Portion of Capital, the Yield Period for which shall commence on the last day of such prior Yield Period; provided, however, that:

                  (i) each conversion or continuation shall be made ratably among the Banks in accordance with the respective amounts of the Funded Purchases comprising the converted or continued Portion of Capital;

                  (ii) if less than all the outstanding amount of any Portion of Capital shall be converted or continued, the aggregate amount of such Portion of Capital converted or continued shall be in an integral multiple of $1,000,000 and, for any Euro-Rate Portion of Capital, in a minimum amount of $5,000,000;

                (iii) no outstanding Euro-Rate Portion of Capital may be continued as a Euro-Rate Portion of Capital, and no outstanding Base Rate Portion of Capital may be converted into a Euro-Rate Portion of Capital, at any time that a Termination Event or Unmatured Termination Event has occurred and is continuing; and

                  (iv) there shall not be more than eight (8) separate Euro-Rate Portions of Capital outstanding at any one time.


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                  (b) Whenever the Seller wishes to convert and/or continue a
Portion of Capital under Section 1.7(a) Seller shall give the Facility Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a conversion to a Base Rate Portion of Capital, not later than 11:00 a.m., New York City time, one Business Day prior to the proposed Conversion/Continuation Date, and (b) in the case of a conversion to or continuation of a Euro-Rate Portion of Capital, not later than 11:00 a.m., New York City time, three Business Days before such proposed Conversion/Continuation Date. Each such notice ("Notice of Conversion/Continuation") shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Portion of Capital that the Seller requests be converted or continued, (ii) whether such Portion of Capital is to be converted to or continued as a Euro-Rate Portion of Capital or a Base Rate Portion of Capital,
(iii) the proposed Conversion/Continuation Date (which shall be a Business Day) and (iv) if such Portion of Capital is to be converted to or continued as a Euro-Rate Portion of Capital, the Yield Period with respect thereto. If no Yield Period is specified in any such notice with respect to any conversion to or continuation as a Euro-Rate Portion of Capital, the Seller shall be deemed to have selected a Yield Period of one month's duration. If the Seller shall not have delivered a timely Notice of Conversion/Continuation in accordance with this paragraph (b) with respect to any Portion of Capital, such Portion of Capital shall, at the end of the Yield Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into or continued as a Base Rate Portion of Capital. The Facility Agent shall promptly advise the other Banks of any notice given pursuant to this paragraph (b) and of each Bank's portion of any converted or continued Portion of Capital.

         Section 1.8. Increased Costs. (a) If the Facility Agent, any Bank or any of their respective Affiliates (each an "Affected Person") shall reasonably determine that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change after the date hereof in any of the foregoing or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Affected Person (or any lending office of such Affected Person) with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) or any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Affected Person's capital as a consequence of this Agreement, the purchases made by such Bank pursuant hereto or the Letters of Credit issued by any Bank to a level below that which such Affected Person could have achieved but for such adoption, change or compliance (taking into consideration such Affected Person's policies with respect to capital adequacy), then upon demand by such Affected Person, Seller shall promptly pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such reduction. A certificate as to the amount of any such additional amount or amounts, submitted to Seller and the Facility Agent by such Affected Person, shall, except for demonstrable error, be final conclusive and binding for all purposes.

         (b) If, subsequent to the execution of this Agreement, due to either:
(i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to


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

purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof) in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Bank, the Seller shall promptly pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increased costs. A certificate as to such amounts submitted to the Seller and the Facility Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

         (c) If such increased costs affect the related Affected Person's portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

         Section 1.9. Requirements of Law. If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

                  (i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof), or

                  (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, and the result of any of the foregoing is: (A) to increase the cost to such Affected Person, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller and the Facility Agent certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

         Section 1.10. Inability to Determine Euro-Rate. (a) If the Facility Agent determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, or adequate means do not exist for ascertaining the Euro-Rate for such Yield Period, then the Facility Agent shall give notice thereof to the Seller. Thereafter, until the Facility Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (i) no Portions of Capital shall be Euro-Rate Portions of Capital and
(ii) the Discount for any outstanding Portions of Capital that are Euro-Rate Portions of Capital shall, on the last day of the then current Yield Period, be converted to Base Rate Portions of Capital.

         (b) If, on or before the first day of any Yield Period, the Facility Agent shall have been notified by any Bank (an "Affected Bank") that, such Affected Bank has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Affected Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Affected Bank to fund or maintain any Euro-Rate Portion of Capital, the Facility Agent shall notify the Seller thereof. Upon receipt of such notice, until the Facility Agent notifies the Seller that the circumstances giving rise to such determination no longer apply, the obligation of such Affected Bank to make or maintain its Pro Rata Share of any Euro-Rate Portion of Capital, during any such period shall be terminated at the earlier of the termination of the Yield Period then in effect for each Euro-Rate Portion of Capital or when required by law and the Seller shall, no later than the termination of the Yield Period in effect at the time any such determination pursuant to this Section 1.10(a) is made or earlier, when required by law, convert such Affected Bank's Pro Rata Share of any outstanding Euro-Rate Portions of Capital into Base Rate Portions of Capital.

         Section 1.11. Funding Losses. The Seller shall compensate each Bank, upon written request by that Bank (which request shall set forth in reasonable detail the basis for requesting such amounts) for all reasonable losses, expenses and liabilities (including any interest paid by the Bank to lenders of funds borrowed by it to make Purchases which are funded at the Yield Rate determined by reference to the Euro-Rate and any loss sustained by that Bank in connection with the re-employment of such funds but excluding taxes, which are not covered by this Section 1.11), which that Bank may sustain with respect to making such purchase at the Euro-Rate: (a) if for any reason (other than a default or error by that Bank) a purchase funded at the Yield Rate determined by reference to the Euro-Rate does not occur on a date specified therefor in the related Notice of Purchase or (b) if any payment or conversion including under
Section 1.7(b) hereof, of any such Bank's Euro-Rate purchase occurs on a date which is not the last day of the Yield Period applicable to such purchase or on any date specified in a notice of payment give by the Seller.

         Section 1.12. Termination, Reduction and Renewal of Commitments. (a) The Commitments shall be automatically and permanently terminated on the Facility Termination Date.

         (b) Unless earlier terminated pursuant to paragraph (a), the agreement of the Banks to make purchases hereunder shall be effective from the Closing Date through the Scheduled Commitment Termination Date. No more than ninety days and no less than sixty days prior to the first anniversary of the Closing Date, or no more than ninety days and no less than sixty days prior to any successive anniversary of the Closing Date, the Seller may notify the Facility Agent and the Banks in writing of its request (each such request an "Extension Request") to extend the Scheduled Commitment Termination Date by one additional year, and each Bank shall notify the Seller in writing whether it agrees to such extension not later than sixty days after the receipt of such Extension Request. In connection with any Extension Request, the Facility Agent may request that the Seller provide to the Banks a letter from Standard & Poor's reconfirming the rating with respect to the Facility of not less than AAA as a condition of granting such Extension Request. If (i) the Required Banks give written notice of such agreement on or before the anniversary of the Closing Date following such Extension Request and (ii) the aggregate Commitments of the Banks agreeing to such extension is not less than $42,500,000, then the Scheduled Commitment Termination Date shall be so extended; provided, however, that (1) the failure of any Bank to respond to an Extension Request shall be deemed to constitute such Bank's denial of such Extension Request; and (2) no Bank which has denied its consent to an Extension Request (each such Bank, a "Dissenting Bank") shall be bound by the Required Banks' approval of such Extension Request and the Commitment of each Dissenting Bank shall expire on the Scheduled Commitment Termination Date which was applicable hereunder at the time of such Bank's receipt of the Extension Request.

         (c) The Seller shall have the right, at any time, to replace a Dissenting Bank in accordance with the provisions of this paragraph (c). First, the Seller may request that one or more of the Banks, in their sole discretion, assume the Commitment of the applicable Dissenting Bank in accordance with the provisions of Section 1.14 hereof. In the event that a sufficient number of the Banks have not so agreed within sixty (60) days of a written request from the Seller, the Seller shall have the right, at any time, to replace such Dissenting Bank with an Eligible Assignee reasonably acceptable to the Facility Agent in accordance with the provisions of Section 1.14 hereof. In the event that any Dissenting Bank is not so replaced prior to the expiration of such Dissenting Bank's Commitment, (i) five (5) Business Days prior to the time such Commitment expires, the Seller shall pay to each such Dissenting Bank its Pro Rata Share of the outstanding Capital of the Purchased Interest, all accrued Discount thereon and all amounts due and owing to such Dissenting Bank hereunder or under any other Transaction Document and (ii) at the time such Commitment expires, (1) the Purchase Limit and the aggregate amount of the Commitments shall be reduced by the aggregate amount of the expiring Commitments of all such Dissenting Banks not so replaced, (2) each remaining Bank's Pro Rata Share shall be adjusted accordingly, and (3) the Seller shall have, with respect to any outstanding Letters of Credit, provided the Facility Agent, on behalf of such Dissenting Bank, with cash collateral for such Dissenting Bank's Pro Rata Share thereof, or arranged for surrender or replacement of such Letter of Credit or made such other arrangements in respect thereof as shall be mutually satisfactory to the Seller, such Dissenting Bank and the Facility Agent.

Upon the replacement of a Dissenting Bank or upon the expiration of such Dissenting Bank's Commitment and payment of the amounts described above, such Dissenting Bank shall cease to be a party hereto.

         Section 1.13. Additional Banks; Increase in Purchase Limit. From time to time, the Seller shall have the right, subject to the terms set forth herein, to request an increase in the Purchase Limit (i) by the agreement of one or more Banks, in their sole discretion, to increase their Commitments in an aggregate amount equal to the requested increase in the Purchase Limit, or (ii) in the event that a sufficient number of the Banks do not so agree to the proposed increase within sixty (60) days of the written request of the Seller, by the inclusion of an additional financial institution as a Bank in the Facility which Bank is reasonably acceptable to the Facility Agent and is an Eligible Assignee; provided, that (i) the Purchase Limit shall in no event be increased to an amount in excess of $120,000,000 and (ii) any increase in the Purchase Limit shall be subject to the prior written confirmation by Standard & Poor's that such increase will not cause Standard & Poor's rating of the Facility to be reduced or withdrawn. Upon receipt of such confirmation, the Facility Agent shall promptly notify the Banks and the Collateral Agent of the increase in the Purchase Limit and the Seller, the Facility Agent, the Collateral Agent, the original Banks and the additional Bank(s), if any, shall enter into an amendment to this Agreement and the other applicable Transaction Documents which shall effectuate such increase and, if applicable, incorporate an additional Bank as a Bank for all purposes of the Transaction Documents and evidence such additional Bank's purchase of its Pro Rata Share of the Purchased Interest and pursuant to which such additional Bank shall purchase from each other Bank a participation interest in such Bank's Letters of Credit then outstanding, which participation interest shall be in a percentage equal to such additional Bank's Pro Rata Share (as calculated below). Immediately upon the effectiveness of such amendment, (i) the Purchase Limit shall be increased by the amount of the requested increase (which increase shall be in a minimum amount of $5,000,000); (ii) the respective Pro Rata Shares of the Banks (including the additional Bank, if applicable) shall be recalculated accordingly; and (iii) any additional Bank or any Bank increasing its Commitment shall (a) purchase, by wire transfer of immediately available funds, its Pro Rata Share of all outstanding Funded Purchases made by the other Banks and (b) shall purchase from each other Bank a participation interest in the Letters of Credit, in each case in an amount necessary so that the Funded Purchases of all the Banks (including if applicable, any additional
Bank) and each Bank's obligations in respect of the Letters of Credit shall be outstanding according to their respective Pro Rata Shares as the same have been recalculated pursuant to the preceding provisions of this Section 1.13.

         Section 1.14. Replacement of Certain Banks. In the event that any Bank
(i) has denied its consent to an Extension Request pursuant to Section 1.12(b) hereof, which has been consented to by the Required Banks, or (ii) requested compensation from Seller pursuant to Section 1.8 or 1.9 hereof to recover additional costs incurred by such Bank which are not being incurred generally by the other Banks, or (iii) delivered a notice pursuant to Section 1.10 hereof claiming that such Bank is unable to make Funded Purchases determined by reference to the Euro-Rate for reasons not generally applicable to the other Banks, then, in any such case, Seller or the Facility Agent may make written demand on such Bank (each such Bank, a "Departing Bank") (with a copy to the Facility Agent in the case of a demand by Seller and a copy to Seller in the case of a demand by the Facility Agent) for such Departing Bank to assign all of its

Funded Purchases and all of its other rights and obligations under this Agreement to the remaining Banks (in an amount for each such Bank as agreed to by such Bank) or, in the event the remaining Banks do not agree within sixty
(60) days of such request to assume the entire Commitment of the Departing Bank, to one or more Eligible Assignees which are reasonably acceptable to Seller and to the Facility Agent and which Seller and/or the Facility Agent, as the case may be, shall have engaged for such purpose (each such new financial institution, a "Replacement Bank"). Each such assignment shall be executed pursuant to one or more duly executed Assignments and Acceptances in the form of Annex D, shall be consummated within ten (10) Business Days after the date of such demand for assignment as described above at a purchase price equal to the sum of such Departing Bank's Pro Rata Share of the outstanding Capital of the Purchased Interest, all accrued Discount thereon and all amounts due and owing to such Departing Bank hereunder or under any other Transaction Document. Immediately upon the effectiveness of such assignment, the Banks assuming such Commitment or the Replacement Banks, as the case may be, shall have assumed the Departing Bank's obligations in respect of the Letters of Credit and each such Departing Bank shall be concurrently released from its obligations under each Letter of Credit then outstanding, pursuant to such documentation as shall be mutually satisfactory to Seller, the Facility Agent, such Departing Bank and such purchasing Banks or such Replacement Banks, as the case may be. Upon the replacement of a Departing Bank as described above, such Departing Bank shall cease to be a party hereto. The Facility Agent is hereby authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Departing Bank failing to execute and deliver the same within five (5) Business Days after the date on which the Departing Bank was tendered the purchase price and was required to execute such Assignment and Acceptance in accordance with the foregoing provisions of this Section 1.14.

         Section 1.15. Obligation to Issue; Renewal of L/C Facility. (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Bank hereby severally agrees to issue for the account of Seller through such Bank's branches or agencies as it and Seller may jointly agree, one or more Letters of Credit in accordance with the terms hereof, from time to time during the period commencing on the Closing Date and ending on the Facility Termination Date.

         (b) No Bank shall have any obligation to issue any Letter of Credit at any time if:

                  (i) such Bank's Pro Rata Share of the aggregate maximum amount then available for drawing under the Letters of Credit, after giving effect to the issuance of the requested Letter of Credit, shall exceed any limit imposed by law or regulation upon such Bank, written notice of which limit has been given by such Bank to Seller and the Facility Agent in accordance with Section 1.20;

                  (ii) after giving effect to the issuance of the requested Letter of Credit, either: (A) the L/C Participation Amount would exceed the L/C Facility Sub-Amount, (B) the Purchased Interest would exceed 100%; or (C) the sum of the aggregate outstanding Capital and L/C Participation Amount would exceed the Purchase Limit;

                  (iii) such Letter of Credit has an expiration date (A) more than one year after the date of issuance (subject to renewal for an additional year unless earlier terminated by sixty (60) days prior written notice from the Facility Agent) or (B) later than three (3) Business Days prior to the Facility Termination Date; or

                  (iv) such Letter of Credit has an aggregate face amount of less than $500,000.

         Section 1.16. Conditions to Issuance. In addition to being subject to the satisfaction of the conditions contained in Exhibit II, the obligation of the Banks to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

                  (i) The Seller shall have timely delivered to the Facility Agent and to each Bank at such times and in such manner as such Bank may prescribe a Letter of Credit application as described below in
         Section 1.17 and such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to each Bank as to form and content; and

                      (ii) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain any Bank from issuing such Letter of Credit and no law, rule or regulation applicable to any Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over any Bank shall prohibit or request that such Bank refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit.

         Section 1.17.  Issuance of Letters of Credit.

         (a) Request For Issuance. The Seller shall give the Facility Agent at least ten (10) Business Days' prior written notice of any requested issuance of a Letter of Credit under this Agreement (except that, in lieu of such written notice, the Seller may give telephonic notice of such request if confirmed promptly in writing). Each such notice shall be in the form of a Letter of Credit application attached hereto as Exhibit 1.17, shall be irrevocable and shall specify the stated amount of the Letter of Credit requested, the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, the date on which such requested Letter of Credit is to be delivered (if different from the effective date), the date on which such requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, the Person for whose benefit the requested Letter of Credit is to be issued, and, if available, a copy of the form of the Letter of Credit that the applicable beneficiary has requested. Such notice, to be effective, must be received by the Facility Agent not later than 11:00 a.m. (New York City time) on the last Business Day on which notice can be given under the first sentence of this paragraph (a). Prior to the close of business on the Business Day following the Business Day on which the Facility Agent makes the determination described below pursuant to Section 1.17(b), the Facility Agent shall confirm to the Seller by written notice, or telephonic notice confirmed promptly thereafter in writing, whether the Banks are authorized to issue the requested Letter of

Credit in accordance with Section 1.17(b), and, if they are so authorized, shall promptly advise the Banks of such issuance and of each Bank's portion thereof.

         (b) Responsibilities of the Facility Agent; Issuance. The Facility Agent shall determine, as of the close of business on the third Business Day immediately preceding the requested issuance date, each of (1) the excess of the L/C Facility Sub-Amount over the L/C Participation Amount, and (2) the excess of the Purchase Limit over the sum of the aggregate outstanding balance of the Capital plus the L/C Participation Amount. If, and only if, the stated amount of the requested Letter of Credit is less than or equal to the amount of each such excess and subject to the satisfaction of the conditions set forth in Exhibit II hereof, the Facility Agent shall authorize the Banks to issue the requested Letter of Credit. Subject to the terms and conditions herein, the Banks shall, on the requested date, issue such Letter of Credit on behalf of the Seller. In this connection, the Facility Agent and each Bank may conclusively assume that the applicable conditions set forth in Exhibit II hereof have been satisfied unless the Facility Agent or such Bank, as the case may be, has knowledge to the contrary or unless the Facility Agent or such Bank, as the case may be, shall have received written notice to the contrary from the Facility Agent or a Bank.

         (c) Form of Letter of Credit. Each Letter of Credit shall consist of a single letter of credit issued on the same day by the Banks in counterpart form ratably in accordance with their respective Pro Rata Shares. Promptly following the Facility Agent's receipt of a request for issuance of a Letter of Credit pursuant to Section 1.17(a) above, the Facility Agent shall prepare a form of the Letter of Credit on the basis of the information provided in the request for issuance and which is otherwise substantially in the form of Exhibit 1.17(c) and shall cause execution copies of such Letter of Credit to be delivered to each Bank. Each Bank shall promptly advise the Facility Agent of any objections it has to the form of the proposed Letter of Credit. Each Bank shall, not later than two (2) Business Days prior to the date of issuance of such Letter of Credit, deliver to the Facility Agent a counterpart of such Letter of Credit, duly executed by such Bank. After the Facility Agent's receipt of a counterpart of such Letter of Credit from each Bank, but only if the Facility Agent shall have received such counterparts from all Banks, and upon fulfillment of the applicable conditions set forth in this Agreement, the Facility Agent shall make such Letter of Credit available to the Seller on the requested issuance date. The Seller agrees that, if any Letter of Credit is not issued on account of the failure of a Bank to forward its counterpart, then no other Bank shall have any liability on account of such failure or non-issuance.

         (d) Notice of Issuance. The Facility Agent shall give each Bank written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance and delivery of a Letter of Credit, together with a copy of each such Letter of Credit, as executed by all of the Banks.

         (e) No Extension or Amendment. The Banks shall not extend any Letter of Credit or amend any Letter of Credit to increase the face amount thereof unless the requirements of this Section 1.17 are met as though a new Letter of Credit was being requested and issued. If a Letter of Credit contains provisions for renewal absent written notice from the Facility Agent, the Facility Agent shall determine, as of the close of business on the third Business Day prior to the last Business Day on which the Facility Agent is entitled to give such notice of non-renewal, whether extension of the Letter of Credit would be authorized in accordance with the foregoing sentence. The Facility Agent shall not be required to give any such notice of non-renewal under this Section 1.17(e) and shall be entitled to assume that the applicable conditions set forth in Exhibit II have been satisfied unless it has knowledge to the contrary or unless it shall have received notice to the contrary from a Bank on or before the third Business Day prior to the last Business Day on which the Facility Agent is entitled to give such notice of non-renewal. In the event a Letter of Credit contains provisions for renewal as described above, and the Facility Termination Date has occurred, the Facility Agent shall give any required notice of non-renewal at the earliest possible date on which the Facility Agent is entitled to give such notice.

         Section 1.18.  Reimbursement Obligations.

         (a) Reimbursement. Notwithstanding any provisions elsewhere to the contrary, (i) the Seller shall reimburse each Bank for drawings under any Letter of Credit unless and until such reimbursement obligations are extinguished as provided below, (ii) such reimbursement obligations for drawings under a Letter of Credit shall bear interest from the date of the relevant drawing until the date of the Funded Purchase described in Section 1.2(e) at the same rate at which Discount would then accrue for any Base Rate Portion of Capital hereunder and (iii) the Seller's obligations to reimburse the Banks for the principal amount of all drawings under a Letter of Credit shall be extinguished upon the making of any Funded Purchases described in Section 1.2(e) or of payment of such amount in full in cash.

         (b) Duties of the Banks. Any action taken or omitted to be taken by the Facility Agent or any Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Facility Agent or such Bank under any resulting liability to any other Bank, or (assuming that the Facility Agent has complied with the procedures specified in Section 1.16) relieve any Bank of its obligations hereunder in respect of such Letter of Credit. In determining whether to authorize payment under any Letter of Credit, the Facility Agent shall have no obligation relative to the Banks or to the Seller other than to provide notice as described in Section 1.19 and to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face with the requirements of such Letter of Credit.

         (c) Notwithstanding anything elsewhere to the contrary, (i) except as otherwise provided in Section 1.18(a), all of the Seller's payment obligations to the Banks in respect of the Letters of Credit (including any obligations to reimburse the Banks for the outstanding amount of any drawings made thereunder) shall constitute recourse obligations under this Agreement which are secured by the Security Agreement; and (ii) none of the Seller's payment obligations with respect to the Letters of Credit shall be guaranteed by Weirton.

         Section 1.19.  Payments under the Letters of Credit.

         (a) Sharing of Letter of Credit Payments. In the event that the Facility Agent receives a request for draw under any Letter of Credit, then, unless the Seller shall have made available to the Facility Agent the amount of such payment, the Facility Agent shall promptly notify each Bank of the amount of such requested draw and shall promptly forward to each Bank a copy of all documents accompanying such requested draw. Each Bank shall, no later than 11:00 a.m. (New York City time) on the third Business Day following the Facility Agent's receipt of such request for draw, either (i) notify the Facility Agent that it will dishonor such request and the reason for such dishonor or (ii) unconditionally pay to the Facility Agent the amount of such Bank's Pro Rata Share of such payment in U.S. dollars and in same day funds. The Facility Agent shall promptly pay such amount, and any other amounts received by the Facility Agent pursuant to this Section 1.19(a), to the beneficiary thereof, or to the extent that the Banks or any Bank has refused to forward funds, shall dishonor such request. Each such payment by the Banks to or for the benefit of the beneficiary shall constitute a Funded Purchase under this Agreement in accordance with Section 1.2(e) and shall cause a corresponding reduction in the L/C Participation Amount. If the Facility Agent so notifies such Bank prior to 11:00 a.m. (New York City time) on any Business Day, such Bank shall make available to the Facility Agent its Pro Rata Share of the amount of such payment on such Business Day in same day funds. The Facility Agent may (but shall not be required to) assume that each Bank has made its Pro Rata Share of the amount of such payment available to the Facility Agent and the Facility Agent may (but shall not be required to) make available to the beneficiary of the Letter of Credit a corresponding amount in reliance upon such assumption. If and to the extent that any Bank shall not have made its portion of such payment available to the Facility Agent and the Facility Agent has made available a corresponding amount to the applicable beneficiary, such Bank and the Seller each severally agree to repay to the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Seller until the date such amount is repaid to the Facility Agent at (i) in the case of the Seller, at the Base Rate and
(ii) in the case of such Bank, at the Federal Funds Rate plus two percent (2%). If such Bank shall repay to the Facility Agent such corresponding amount, such amount shall constitute a Funded Purchase in accordance with the terms of this
Section 1.19 and Section 1.2(e).

         (b) Sharing of Reimbursement Obligation Payments. If any Bank receives a payment on account of a draw under a Letter of Credit, including any interest thereon, as to which the Facility Agent has received any payments from the Banks pursuant to this Section 1.19, such Bank shall promptly pay to the Facility Agent and the Facility Agent shall promptly pay to each Bank, in U.S. dollars and in the kind of funds so received, an amount equal to such Bank's Pro Rata Share thereof. Each such payment shall be made by the Facility Agent on the Business Day on which the Facility Agent receives the funds paid to it pursuant to the preceding sentence, if received prior to 2:00 p.m. (New York City time) on such Business Day and otherwise on the next succeeding Business Day, and each such payment, when received, shall be applied by the Banks against the outstanding Capital.

         (c) Obligations Irrevocable. The obligations of a Bank to make payments to the Facility Agent with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Transaction Documents;

                  (ii) the existence of any claim, setoff, defense or other right which the Seller or Weirton may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Facility Agent, the Collateral Agent, any Bank, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Seller or any other party and the beneficiary named in any Letter of Credit);

                  (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Transaction Documents; or

                  (v) the occurrence of any Termination Event or Unmatured Termination Event.

         Section 1.20.  Indemnification; Exoneration.

         (a) Indemnification. In addition to amounts payable as elsewhere provided in this Agreement (including Article III), the Seller hereby agrees, subject to Section 1.20(d), to protect, indemnify, pay and save the Facility Agent, the Collateral Agent and each Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Facility Agent, the Collateral Agent or such Bank may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit.

         (b) Assumption of Risk by the Seller. As between the Seller, the Banks the Facility Agent and the Collateral Agent, the Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications, the Facility Agent, the Collateral Agent and the Banks shall not be responsible:
(i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telephone, facsimile or otherwise;

(v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Facility Agent, the Collateral Agent and the Banks including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority. None of the above shall affect, impair, or prevent the vesting of any of the Banks' rights or powers under this Section 1.20.

         (c) Exoneration. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Banks under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Banks, the Facility Agent or the Collateral Agent under any resulting liability to the Seller or relieve the Seller of any of its obligations hereunder to any such Person.

         (d) Exceptions to Indemnity. Notwithstanding anything to the contrary contained in this Section 1.20, the Seller shall have no obligation to indemnify any Person under this Section 1.20 in respect of any liability arising primarily out of the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction and the Seller shall have no obligation to indemnify any Bank under this Section 1.20 for any liability arising out of the wrongful dishonor by such Bank of a proper demand for payment made under a Letter of Credit.

         Section 1.21.  Taxes.  The Seller agrees that:

         (i) Any and all payments by the Seller under this Agreement shall be made free and clear of and without deduction for any and all current or future taxes, stamp or other taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of, franchise taxes imposed on, and taxes (other than withholding taxes) imposed on the gross receipts or gross income of the Facility Agent, the Collateral Agent or any Bank by the United States or by any jurisdiction under whose laws the Facility Agent, the Collateral Agent or any such Bank is organized or in which the office through which it makes its Funded Purchases or issues Letters of Credit is located or any political subdivision of any such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Seller shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank, the Collateral Agent or the Facility Agent, then the sum payable shall be increased by the amount necessary to yield to the Facility Agent, the Collateral Agent or such Bank (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions been made.

         (ii) Whenever any Taxes are payable by the Seller, as promptly as possible thereafter, the Seller shall send to the Facility Agent for its own account or for the account of any Bank or the Collateral Agent, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Agent or such Bank, as applicable. If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent the required receipts or other required documentary evidence, the Seller shall indemnify the Agents and/or any other Bank, as applicable, for any incremental taxes, interest or penalties that may become payable by such party as a result of any such failure.

         (iii) Unless the requirements of this Section 1.21(iii) are already otherwise satisfied pursuant to the terms of the Original Agreement, on or before the date it becomes a party to this Agreement and on any extension of its Commitment, each Bank (and, to the extent applicable, any Agent) that is organized under the laws of a jurisdiction outside the United States shall deliver to the Seller such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, including (i) two original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly completed and duly executed by such Bank certifying in each case that such party is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 (or applicable successor form) properly completed and duly executed by such party.

         (iv) the Seller shall not be required to pay any additional amounts to any Bank or any Agent in respect of United States Federal withholding tax pursuant to this Section 1.21 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such party to comply with the provisions of paragraph (iii).

         (v) Any Bank (or as applicable, any Agent) claiming any additional amounts payable pursuant to this Section 1.21 shall use reasonable efforts (consistent with legal and regulatory restrictions) to take any action to avoid or minimize any amounts that otherwise may be payable by the Seller pursuant to this Section 1.21, including filing any certificate or document or changing the jurisdiction of its applicable office from which it funds any Funded Purchases, provided that such action would not, in the good faith determination of the applicable affected party, be materially disadvantageous to it (it being understood that materiality for these purposes shall be determined by reference to the benefits received by such party under this Agreement). The Seller shall, upon written request by any such Bank or Agent (which written request shall set forth in reasonable detail the basis for requesting such amounts) promptly compensate such Bank or Agent for any reasonable out of pocket costs incurred by such Bank or Agent in undertaking any actions taken pursuant to this Section 1.21(v).

                                   ARTICLE II.

                   REPRESENTATIONS AND WARRANTIES; COVENANTS;

                               TERMINATION EVENTS

         Section 2.1. Representations and Warranties; Covenants. Each of the Seller, Weirton and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

         Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Facility Agent may by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Banks and the Facility Agent shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

                                  ARTICLE III.

                                 INDEMNIFICATION

         Section 3.1. Indemnities by the Seller. Without limiting any other rights that the Facility Agent, the Collateral Agent, any Bank, or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as "Indemnified Amounts"), which may be asserted against or incurred by any of them, arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its officers, directors, agents or counsel, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables, (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof or (d) any lost profits, consequential, special or punitive damages. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

                  (i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in any Settlement Statement or Daily Report to be true and correct, or the failure of any other information provided to any Bank or the Facility Agent with respect to Receivables or this Agreement to be true and correct,

                  (ii) the failure of any representation, warranty or certification made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

                  (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

                  (iv) the failure to vest in the Facility Agent (on behalf of the Banks) a valid and enforceable: (A) perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

                  (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,

                  (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable,

                  (vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof,

                  (viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

                  (ix) the commingling of Collections at any time with other funds,

                  (x) the use of proceeds of purchases or reinvestments, or

                  (xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

         Section 3.2. Indemnities by the Servicer. Without limiting any other rights that the Facility Agent, the Collateral Agent, the Banks or any other Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Settlement Statement or Daily Report to be true and correct, or the failure of any other information provided to any Bank or the Facility Agent by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract,
(d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof.

                                   ARTICLE IV.

                         ADMINISTRATION AND COLLECTIONS

         Section 4.1. Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Facility Agent gives notice to Weirton (in accordance with this Section) of the designation of a new Servicer, Weirton is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Facility Agent may designate as Servicer any Person (including itself) to succeed Weirton or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

         (b) Upon the designation of a successor Servicer as set forth in clause
(a), Weirton agrees that it will terminate its activities as Servicer hereunder in a manner that the Facility Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and Weirton shall cooperate with and assist such new Servicer. Such cooperation shall include, upon reasonable notice and during regular business hours, access to and transfer of related records and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

         (c) Weirton acknowledges that, in making their decision to execute and deliver this Agreement, the Facility Agent and the Banks have relied on Weirton's agreement to act as Servicer hereunder. Accordingly, Weirton agrees that it will not voluntarily resign as Servicer.

         (d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a "Sub-Servicer"); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Facility Agent and the Banks shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Facility Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Affiliate of the Servicer, the Facility Agent shall have consented (which consent shall not be unreasonably withheld) in writing in advance to such delegation.

         Section 4.2. Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond 30 days) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Banks or the Facility Agent under this Agreement and (ii) if a Termination Event has occurred and Weirton or an Affiliate thereof is serving as the Servicer, Weirton or such Affiliate may make such extension or adjustment to an Eligible Receivable only upon the prior written approval of the Facility Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Facility Agent (for the benefit of the Banks and individually), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Facility Agent may, so long as the Purchased Interest is greater than or equal to 50%, following the occurrence and during the continuation of a Termination Event, direct the Servicer (whether the Servicer is Weirton or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

         (b) The Servicer's obligations hereunder shall terminate on the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the L/C Participation Amount is cash collateralized in full or the date all other amounts owed by the Seller under the Agreement to any Bank, the Facility Agent and any other Indemnified Party or Affected Person shall be paid in full.

         After such termination, if Weirton or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

         Section 4.3. Lock-Box Arrangements and Collection Account Arrangements. Prior to the initial purchase hereunder the Seller shall have transferred to the Collateral Agent for the benefit of the Banks and the Agents the exclusive ownership and control of the Lock-Box Accounts and all related lock-boxes owned by the Seller. Each Lock-Box Bank has been and shall continue to be instructed to remit, on a daily basis, via overnight or same day transfer, all amounts deposited in its Lock-Box Accounts to a segregated trust account maintained with and under the exclusive control of the Collateral Agent for the benefit of the Banks (the "Collection Account") in accordance with the terms of a Lock-Box Agreement substantially in the form of Exhibit 9.01 to the Original Agreement. The Seller shall have no legal ownership of or control over the Collection Account and no rights of withdrawals therefrom except for the right to receive distributions pursuant to Section 1.4 of this Agreement. The Servicer shall advise the Seller and the Agents daily of the amount of Collections to be received into the Collection Account on each Business Day with respect to the Receivables and the Facility Agent shall advise the Seller, the Servicer and the Collateral Agent as to the amounts of such Collections which constitute Collections in excess of the amounts described in Section 1.4(b)(iv). If the Seller, the Servicer or their respective agents or representatives shall at any time receive any cash, checks or other instruments constituting Collections, such recipient shall segregate such payment and hold such payment in trust for and in a manner acceptable to the Agents, and shall, promptly upon identification of any such payment (and in any event within one Business Day following such identification), remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lock-Box Account or the Collection Account.

         Section 4.4. Enforcement Rights. (a) At any time following the occurrence of a Termination Event:

                  (i) with contemporaneous notice to the Seller, the Facility Agent may notify any or all of the Obligors of the Banks' interest in the Pool Receivables and may direct any or all of the Obligors of Pool Receivables to pay all amounts payable under any such Receivables directly to the Collateral Agent or its designee;

                  (ii) at the Facility Agent's request and at the Seller's expense, the Seller shall give notice of the Banks' interest in the Pool Receivables to each Obligor and direct that payments be made directly to the Collateral Agent or its designee;

                  (iii) the Seller shall assemble all books and records necessary or desirable to collect the Pool Receivables and Related Security, and make the same available to the Collateral Agent at a place selected by the Collateral Agent or its designee; and

                  (iv) the Collateral Agent may enforce the Sale Agreement against the parties thereto and shall have the right to give or withhold any or all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect thereto, to the same extent as the Seller would otherwise be entitled to do.

         (b) The Seller hereby authorizes the Banks, and gives to the Banks its irrevocable power of attorney, which shall be coupled with an interest, and the Banks hereby designate the Collateral Agent to exercise such authorization and power of attorney, to take any and all steps in the name of the Seller, which steps are necessary or desirable, in the reasonable determination of the Collateral Agent, to collect all amounts due under the Pool Receivables and Related Security, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections and, upon the occurrence and during the continuance of a Termination Event, enforcing such Receivables and the related Contracts. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

         (c) The Servicer shall, following notification that collections of any receivable or other intangible owed to Weirton or an Affiliate thereof, which is not a Pool Receivable, have been deposited into the Lock-Box Accounts, or the Collection Account, request the Collateral Agent to segregate such collections. Promptly after such misapplied collections have been reasonably identified to the Collateral Agent, the Collateral Agent shall turn over to Weirton or such Affiliate, as applicable, all such collections less all reasonable and appropriate out-of-pocket costs and expenses, if any, incurred by the Collateral Agent in identifying and collecting such receivables.

         Section 4.5. Responsibilities of the Seller. (a) Anything herein to the contrary notwithstanding, the Seller shall (directly or indirectly by causing the Originator to): (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Facility Agent or any Bank of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Facility Agent and the Banks shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Weirton or the Originator thereunder.

         (b) Weirton hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Weirton shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Weirton conducted such data-processing functions while it acted as the Servicer.

         Section 4.6. Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee equal to 0.25% per annum (the "Servicing Fee Rate") of the daily average aggregate Outstanding Balance of the Pool Receivables. The Banks' Share of such fee shall be paid through the distributions contemplated by
Section 1.4(d), and the Seller's Share of such fee shall be paid by the Seller.

         (b) If the Servicer ceases to be Weirton or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a) and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

         Section 4.7. Authorization and Action of the Agents. Each Bank hereby accepts the appointment of and irrevocably authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or applicable law. Except where this Agreement expressly provides otherwise, each Agent agrees to give to the other Agent and to each Bank prompt notice of each notice given to it by the Seller or Servicer pursuant to the terms of this Agreement. The appointment and authority of the Agents hereunder shall terminate at the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the L/C Participation Amount is cash collateralized in full or the date all other amounts owed by the Seller under the Agreement to any Bank, the Facility Agent and any other Indemnified Party or Affected Person shall be paid in full.

         Section 4.8. Nature of Agents' Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The duties of the Agents shall be mechanical and administrative in nature. Neither Agent shall have by reason of this Agreement a fiduciary relationship in respect of the other Agent or any Bank. Nothing in this Agreement or any of the Transaction Documents, express or implied, is intended to or shall be construed to impose upon either Agent any obligations in respect of this Agreement or any of the Transaction Documents except as expressly set forth herein or therein. Neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the other Agent with any credit or other information with respect to the Seller or the Servicer, whether coming into its possession before the date hereof or at any time or times thereafter. If either Agent seeks the consent or approval of the Banks to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Bank. The Agents shall promptly notify each Bank any time that the Banks have instructed the Agents to act or refrain from acting pursuant hereto.

         Section 4.9. UCC Filings. Each of the Seller and the Banks expressly recognizes and agrees that the Collateral Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made hereunder in order to perfect the transfer of the Purchased Interest from the Seller to the Banks, that such listing shall be for administrative convenience only in creating a record or nominee owner to take certain actions hereunder on behalf of the Banks and that such listing will not affect in any way the status of the Banks as the beneficial owners of the Purchased Interest. In addition, such listing shall impose no duties on the Collateral Agent other than those expressly and specifically undertaken in accordance with this Section 4.9. In furtherance of the foregoing, each Bank shall be entitled to enforce its rights created under this Agreement without the need to conduct such enforcement through the Facility Agent or the Collateral Agent except as provided herein.

         Section 4.10. Agent's Reliance, Etc. Neither of the Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, such Agent's servicing, administering or collecting Receivables as Collection Agent) except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to the other Agent or to any Bank and shall not be responsible to the other Agent or any Bank for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller or to inspect the property (including the books and records) of the Seller; (iv) shall not be responsible to the other Agent or to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties. Each Agent may at any time request instructions from the Banks with respect to any actions or approvals which by the terms of this Agreement or of any of the other Transaction Documents such Agent is permitted or required to take or to grant, and if such instructions are promptly requested, such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Transaction Documents until it shall have received such instructions from the Majority Banks (or, where expressly required hereunder, from the Required Banks or all of the Banks). Without limiting the foregoing, no Bank shall have any right of action whatsoever against either Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the Majority Banks (or, where expressly required hereunder, the Required Banks or all of the Banks).

         Section 4.11. Agent and Affiliates. To the extent that the Agents or any of their Affiliates are or shall become Banks hereunder, such Agent or such Affiliate, in such capacity, shall have the same rights and powers under this Agreement as would any other Bank hereunder and may exercise the same as though it were not an Agent. Each Agent and its Affiliates may generally engage in any kind of business with the Seller, Weirton or the Servicer, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, Weirton or the Servicer or any of their respective Affiliates, all as if it were not an Agent hereunder and without any duty to account therefor to the other Agent or the Banks.

         Section 4.12. Purchase Decision. Each Bank acknowledges that it has, independently and without reliance upon either Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, to the extent it so determines, to issue Letters of Credit and/or to purchase an undivided ownership interest in Receivables hereunder. Each Bank also acknowledges that it will, independently and without reliance upon either Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

         Section 4.13. Indemnification. Each Bank agrees to indemnify the Agents (to the extent not reimbursed by the Seller), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any action taken or omitted by the Agents under this Agreement; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from such Agent's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Agents, ratably according to their Pro Rata Shares, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agents in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of their rights or responsibilities under, this Agreement.

         Section 4.14. Successor Agent. Either Agent may resign at any time by giving thirty days' notice thereof to the other Agent, the Banks, the Seller and the Collection Agent. The Required Banks may remove an Agent for cause. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent approved by the Seller (which approval will not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring or removed Agent may, on behalf of the Banks appoint a successor Agent approved by the Seller (which approval will not be unreasonably withheld or delayed), which successor Agent shall be (a) either (i) a commercial bank having a combined capital and surplus of at least $500,000,000 or (ii) an Affiliate of such an institution and (b) experienced in the types of transactions contemplated by this Agreement. In addition, any successor Collateral Agent must be authorized under United States law to maintain and operate the Collection Account. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 4.14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

                                   ARTICLE V.

                                  MISCELLANEOUS

         Section 5.1. Amendments, Etc. No amendment to or waiver of any provision of this Agreement or the other Transaction Documents, nor consent to any departure by Seller therefrom, shall in any event be effective unless the same shall be in writing and signed by the Seller, the Servicer, the Facility Agent and the Majority Banks; provided, however, that no such amendment shall
(i) decrease the outstanding amount of, or extend the repayment of or any scheduled payment date for the payment of, any Discount in respect of any Portion of Capital or any fees owed to a Bank without the prior written consent of such Bank; (ii) forgive or waive or otherwise excuse any repayment of Capital without the prior written consent of each Bank affected thereby; (iii) increase the Commitment of any Bank without its prior written consent; (iv) amend or modify the Pro Rata Share of any Bank without its prior written consent; (v) amend or modify the provisions of this
Section 5.1 or the definition of "Majority Banks" or "Required Banks" without the prior written consent of all Banks; (vi) waive any Termination Event arising from an Event of Bankruptcy with respect to Seller or Weirton; (vii) without the prior written consent of all Banks, waive, amend or otherwise modify the definition of Facility Termination Date; (viii) amend, modify or otherwise affect the rights or duties of the Facility Agent, or the Collateral Agent hereunder without the prior written consent of the Facility Agent or the Collateral Agent, as applicable; and (ix) amend, waive or modify any definition or provision expressly requiring the consent of the Required Banks without the prior written consent of the Required Banks. Any such waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Seller in any case shall entitle Seller to any other or further notice or demand in the same, similar or other circumstances. Notwithstanding anything to the contrary in this Section 5.1, no material amendment of any provision of this Agreement or any other Transaction Document shall be effective unless the Rating Agency Condition has been satisfied.

         Section 5.2. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

         Section 5.3 Successors and Assigns; Assignment; Participations. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Seller may not assign or transfer any of its rights or obligations hereunder without the written consent of the Facility Agent and the Required Banks. Each of the Banks, with the prior written consent of the Facility Agent and of the Seller (such consent not to be unreasonably withheld), may assign any of its interests, rights and obligations hereunder or any of its Pro Rata Share of the Purchased Interest to an Eligible Assignee; provided, that (i) the Commitment amount to be assigned hereunder shall not be less than $5,000,000 and (ii) prior to the effective date of any such assignment, the assignee and assignor shall have executed and delivered to the Facility Agent and to the Seller an Assignment and Acceptance substantially in the form of Annex D hereto. Upon the effectiveness of any such permitted assignment, (i) the assignee thereunder shall, to the extent of the interests assigned to it, be entitled to the interests, rights and obligations of a Bank under this Agreement and (ii) the assigning Bank shall, to the extent of the interest assigned, be released from its obligations under this Agreement.

         (b) Notwithstanding anything contained in paragraph (a) of this Section 5.3, (i) each Bank may at any time pledge or assign all or any portions of its interests and rights under this

Agreement to a Federal Reserve Bank, and (ii) each Bank may sell participations in all or any part of any Funded Purchase or Funded Purchases made by such Bank to another Bank or other entity so long as (A) no such grant of a participation shall, without the consent of the Seller, require the Seller to file a registration statement with the Securities and Exchange Commission and (B) no holder of any such participation shall be entitled to require such Bank to take or omit to take any action hereunder except that such Bank may agree with such participant that, without such participant's consent, such Bank will not consent to an amendment, modification or waiver referred to in clauses (i) through (vi) of Section 5.1. Any such participant shall not have any rights hereunder or under the Transaction Documents except that such participant shall have rights under Sections 1.8, 1.9 and 1.11 hereunder as if it were a Bank; provided that no such participant shall be entitled to receive any payment pursuant to such sections which is greater in amount than the payment which the transferor Bank would have otherwise been entitled to receive in respect of the participation interest so sold.

         (c) This Agreement and the rights and obligations of the Facility Agent hereunder shall be assignable, in whole or in part, by the Facility Agent and its successors and assigns; provided, that, unless: (i) such assignment is to an Affiliate of PNC, (ii) it becomes unlawful for PNC to serve as the Facility Agent or (iii) a Termination Event exists, the Seller has consented to such assignment, which consent shall not be unreasonably withheld.

         (d) Without limiting any other rights that may be available under applicable law, the rights of each Bank may be enforced through it or by its agents.

         Section 5.4 Costs, Expenses and Taxes. (a) In addition to the indemnification provisions set forth in Sections 1.20 and 3.1, the Seller shall pay on demand (i) all reasonable out-of-pocket fees and expenses (including reasonable attorneys fees and expenses) of the Agents incurred in connection with the preparation, execution, delivery, administration, amendment, modification and waiver of this Agreement and the other Transaction Documents and the making and repayment of the Funded Purchases and (ii) all reasonable out-of-pocket fees and expenses of the Agents and the Banks (including reasonable attorneys' fees and expenses of a set of counsel for the Banks) incurred from and after a Termination Event in connection with the enforcement of this Agreement and the other Transaction Documents against the Seller and Weirton, including, without limitation, any Servicer fees paid to any third party other than the Seller or Weirton for services rendered to the Banks and the Agents in collecting the Receivables and the other Related Security.

         (b) In addition, the Seller will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or the other Transaction Documents, and hereby indemnifies and saves the Agents and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         Section 5.5 Confidentiality. Each of the Facility Agent and the Banks
(i) acknowledges that certain information it may receive pursuant hereto is information which is subject to the confidentiality restrictions set forth in
Section 7.07 of the Sale Agreement; and (ii) agrees, for the benefit of WRI and Weirton, to use such information in accordance with such
Section 7.07 and not to take any action that causes a violation of such Section 7.07.

         Section 5.6 GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF PENNSYLVANIA OR OF THE UNITED STATES FEDERAL COURT SITTING IN PITTSBURGH, PENNSYLVANIA; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

         Section 5.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

         Section 5.8 Survival of Termination. The provisions of Sections 1.8, 1.9, 1.20, 3.1, 3.2, 5.4, 5.5, 5.6, and 5.9 shall survive any termination of this Agreement.

         Section 5.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION,

COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

         Section 5.10 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         Section 5.11 Headings. The captions and headings of this Agreement and in any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

         Section 5.12 No Proceedings. Each of the Facility Agent, the Collateral Agent and each Bank, hereby agrees that it will not institute against the Seller any involuntary proceeding of the type described in the definition of "Insolvency Proceeding" as set forth in Exhibit I hereto so long as this Agreement remains in full force and effect and for at least one year and one day following the termination of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     WEIRTON RECEIVABLES, INC.


                                     By: /s/ Narendra M. Pathipati

                                     Name: Narendra M. Pathipati

                                     Title: President & Treasurer

                                            Address:

                                            400 Three Springs Drive
                                            Weirton, WV 26062-4989
                                            Attention:
                                            Telephone No.: (304) 797-2226
                                            Facsimile No.: (304) 797-2048

                                     WEIRTON STEEL CORPORATION


                                     By: /s/ Narendra M. Pathipati

                                     Name: Narendra M. Pathipati

                                     Title: Sr. Vice-President, Corporate
                                            Development & Strategy

                                            Address:

                                            400 Three Springs Drive
                                            Weirton, WV 26062-4989
                                            Attention:
                                            Telephone No.: (304) 797-2226
                                            Facsimile No.: (304) 797-2048

                                     PNC BANK, NATIONAL ASSOCIATION,
                                     as Facility Agent and Collateral
                                     Agent

                                     By: /s/ Mark W. Rutherford

                                     Name: Mark W. Rutherford

                                     Title: Senior Vice President

                                            Address:

                                            PNC Bank, National Association
                                            One PNC Plaza
                                            249 Fifth Avenue
                                            Pittsburgh, Pennsylvania  15222-2707

                                            Attention: Mark Rutherford
                                            Telephone No.: (412) 762-6278
                                            Facsimile No.: (412) 705-3232

                                     THE BANKS:

$35,000,000                          PNC BANK, NATIONAL ASSOCIATION,
                                     as a Bank

                                     By: /s/ Mark W. Rutherford

                                     Name: Mark W. Rutherford

                                     Title: Senior Vice President

                                            Address:

                                            PNC Bank, National Association
                                            One PNC Plaza
                                            249 Fifth Avenue
                                            Pittsburgh, Pennsylvania  15222-2707

                                            Attention: Mark Rutherford
                                            Telephone No.: (412) 762-6278
                                            Facsimile No.: (412) 705-3232


$15,000,000                          NATIONAL CITY BANK OF PENNSYLVANIA

                                     By: /s/ John E. Ciccolella

                                     Name: John E. Ciccolella

                                     Title: Vice President

                                            Address:

                                            National City Bank of Pennsylvania
                                            20 Stanwix Street
                                            Pittsburgh, Pennsylvania  15220-4802

                                            Attention: John E. Ciccolella
                                            Telephone No.: (412) 644-6075
                                            Facsimile No.: (412) 471-4883

$30,000,000                          BANCO DI NAPOLI


                                     By: /s/ Claude P. Mapes

                                     Name: Claude P. Mapes

                                     Title: First Vice President

                                     By: /s/ Francesco Di Mario

                                     Name: Francesco Di Mario

                                     Title: Vice President

                                            Address:

                                            Banco di Napoli
                                            New York Branch
                                            4 East 54th Street
                                            New York, New York 10022

                                            Attention: Francesco di Mario
                                            Telephone No.: (212) 872-2415
                                            Facsimile No.: (212) 872-2428

                                    EXHIBIT I

                                   DEFINITIONS

         As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

         "Administration Account" means the account (account number 196030010890) of the Facility Agent maintained at the office of PNC at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15220-2707, or such other account as may be so designated in writing by the Facility Agent to the Servicer.

         "Adverse Claim" means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Seller as against the Originator or in favor of the Facility Agent (for the benefit of the Banks) shall not constitute an Adverse Claim.

         "Affected Bank" has the meaning set forth in Section 1.10(b) of the Agreement.

         "Affected Person" has the meaning set forth in Section 1.8 of the Agreement.

         "Affiliate" means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a). For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

         "Agent Fee" has the meaning set forth in Section 1.5 of the Agreement.

         "Agents" means the Collateral Agent and the Facility Agent.

         "Agreement" has the meaning set forth in the preamble to the Agreement.

         "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and all reasonable disbursements of internal counsel.

         "Ball Receivable" means a Receivable, the Obligor of which is Ball Corporation or any Affiliate or Subsidiary of Ball Corporation

         "Bank" has the meaning set forth in the preamble to the Agreement.

         "Banks' Share" of any amount means such amount multiplied by the Purchased Interest at the time of determination.

         "Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.), as amended from time to time.

         "Base Rate" means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

                  (a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its "prime rate." Such "prime rate" is set by PNC based upon various factors, including PNC's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

                  (b) 0.50% per annum above the latest Federal Funds Rate.

         "Base Rate Portion of Capital" shall mean a Portion of Capital the Discount on which is calculated at a per annum rate based on the Yield Rate determined by reference to the Base Rate.

         "BBA" means the British Bankers' Association.

         "Benefit Plan" means any employee benefit pension plan as defined in
Section 3(2) of ERISA in respect of which the Seller, the Originator, Weirton or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

         "Business Day" means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York, New York or Pittsburgh, Pennsylvania, and (b) if this definition of "Business Day" is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

         "Capital" means the aggregate amounts paid to the Seller in connection with Funded Purchases in respect of the Purchased Interest by the Banks pursuant to Section 1.2 of the Agreement, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

         "Cash Discount Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate amount of cash discounts taken against amounts owed on Pool Receivables during such month, by (b) the aggregate credit sales made by the Originator during the calendar month that is one calendar month prior to such calendar month.

         "Cash Discount Reserve" means, on any day, an amount equal to: (a) the sum of the Capital and the L/C Participation Amount at the close of business of the Servicer on such date, multiplied by (b) (i) the Cash Discount Reserve Percentage on such date, divided by (ii) 1 minus the Cash Discount Reserve Percentage on such date.

         "Cash Discount Reserve Percentage" means, as of any date, the greater of (a) 2.0% and (b) the Cash Discount Ratio.

         "Change in Control" means that Weirton ceases to own, directly or indirectly, 100% of the capital stock of the Seller free and clear of all Adverse Claims (other than Adverse Claims in favor of any lender to Weirton which (x) has acknowledged that such Adverse Claims do not extend to the assets of the Seller, (y) otherwise acknowledges the corporate separateness of the Seller on terms reasonably satisfactory to the Facility Agent and (z) has entered into an intercreditor agreement with the Facility Agent, the terms and conditions of which are reasonably satisfactory to the Facility Agent).

         "Closing Date" means March 26, 1999.

         "Collateral Agent" means PNC, as Collateral Agent under the Security Agreement.

         "Collections" means, with respect to any Pool Receivable: (a) all funds that are received by the Originator, Weirton, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to
Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.

         "Collection Account" means account number 1000310054 maintained at PNC.

         "Collection Account Agreement" means an agreement among the Seller, the Collateral Agent and a Collection Account Bank.

         "Collection Account Bank" means PNC in its capacity as Collection Account Bank.

         "Commitment Fee" has the meaning set forth in Section 1.5 of the Agreement.

         "Commitment" shall mean, as to any Bank, its commitment to make Funded Purchases and to issue Letters of Credit up to that dollar amount set forth opposite its name on the signature pages to the Agreement, (or, as applicable, set forth in any amendment thereto or set forth in any Assignment and Acceptance entered into pursuant to Section 1.14 as such dollar amount may be reduced pursuant to Section 1.1(b) of the Agreement, and "Commitments" shall mean the aggregate commitments of the Banks to make purchases and to issue Letters of Credit up to the Purchase Limit (or, if less, the amount permitted under Section 1.1(a)).

         "Company Note" means the Short-Term Note provided for in Section 2.02(e) of the Sale Agreement.

         "Concentration Percentage" means: (a) for any Group A Obligor, 15%, (b) for any Group B Obligor, 7.5%, (c) for any Group C Obligor, 5% and (d) for any Group D Obligor, 4%; provided, however, that the Facility Agent may if the Rating Agency Condition is satisfied, approve higher Concentration Percentages for selected Obligors.

         "Contract" means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

         "Conversion/Continuation Date" shall mean, as to any Portion of Capital, the date on which such Portion of Capital is converted from a Euro-Rate Portion of Capital or Base Rate Portion of Capital to a Base Rate Portion of Capital or Euro-Rate Portion of Capital, respectively or continued as the Euro-Rate Portion of Capital or Base Rate Portion of Capital as applicable pursuant to Section 1.7(b) of the Agreement.

         "Credit and Collection Policy" means, those receivables credit and collection policies and practices of the Originator in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

         "Daily Report" shall mean the Daily Report substantially in the form of Exhibit D-1 or Exhibit D-2 to the Sale Agreement (as applicable) delivered by the Servicer on each Business Day as required by Section 5.03(b) of the Sale Agreement.

         "Debt" means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (exclusive of trade payables incurred in the ordinary course of business and payables according to ordinary business terms), (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

         "Defaulted Receivable" means a Receivable:
          ---------------------

                  (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment, or

                  (b) without duplication, (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto and (ii) that has been written off the Seller's books as uncollectible.

         "Default Ratio" means the ratio, (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance (excluding credit balances) of all Pool Receivables that became Defaulted Receivables during such calendar month, by (b) the aggregate credit sales made by the Originator during the calendar month that is four calendar months before such calendar month.

         "Delinquency Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

         "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

         "Departing Bank" shall have the meaning set forth in Section 1.14 of the Agreement.

         "Dilution Horizon" means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of such calendar month of: (a) the aggregate credit sales made by the Originator during the most recent two calendar months (it being understood that upon reasonable prior notice to the Facility Agent and Standard & Poor's, such number of months may be reduced to any number (or fraction of a number) below two, that is supported by analysis which is acceptable to the Facility Agent and Standard & Poor's performed by the Seller (or the Servicer on behalf of the Seller) and delivered with such prior notice to the Facility Agent and Standard & Poor's), to (b) the Net Receivables Pool Balance at the last day of such calendar month.

         "Dilution Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of the Agreement (other than cash discounts) during such calendar month by (b) the aggregate credit sales made by the Originator during the calendar month that is two calendar months prior to such calendar month.

         "Dilution Reserve Percentage" means, as of any date, the sum of (a) the product of (i) the Dilution Horizon, multiplied by (ii) the Dilution Reserve Factor, plus (b) the Dilution Spike Factor.

         "Dilution Reserve Factor" means a percentage equal to: (a) 2.3 multiplied by (b) the average of the Dilution Ratios for the twelve most recent calendar months.

         "Dilution Spike Factor" means, for any calendar month, the product of
(a) the positive difference, if any, between: (i) the highest average of the Dilution Ratios for any three consecutive calendar months during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months and (b) (i) the highest average of the Dilution Ratios for any three consecutive calendar months during the twelve most recent calendar months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

         "Discount" means for a Portion of Capital for any Yield Period:

                          (YR + PFR) x C x ED/Year + TF

         where:

                  YR   = the Yield Rate for the Portion of Capital for such
                         Yield Period,

                  C    = the Capital relating to the Portion of Capital during
                         such Yield Period,

                  ED   = the actual number of days during such Yield Period,

                  PFR  = the Program Fee Rate for the Portion of Capital for
                         such Yield Period

                  Year = if such Portion of Capital is a: (i) Euro-Rate Portion of Capital, 360 days, and (ii) Base Rate Portion of Capital, 365 or 366 days, as applicable, and

                  TF   = the Termination Fee, if any, for the Portion of Capital
                         for such Yield Period;

provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided, further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

         "Dissenting Bank" shall have the meaning set forth in Section 1.12(b) of the Agreement.

         "Eligible Assignee" shall mean any commercial bank with a combined capital and surplus of at least $500,000,000.

         "Eligible Receivable" means, at any time, a Pool Receivable:

                  (a) the Obligor of which is (i) (A) a United States resident or (B) not a United States resident if and only if the payment of such Obligor's otherwise Eligible Receivables is supported by a letter of credit (x) issued or confirmed by a domestic bank or the domestic branch of a foreign bank, in either case rated at least "A" by Standard & Poor's and (y) either in the possession of the Collateral Agent or which names the Collateral Agent as beneficiary; provided, however, that up to 4% of the Net Receivables Pool Balance may consist of otherwise Eligible Receivables which are Foreign Receivables and which are not supported by a letter of credit (it being understood that no more than 2% of the Net Receivables Pool Balance may consist of otherwise Eligible Receivables which are Foreign Receivables and which are not supported by a letter of credit, the Obligors of which are from the same foreign country); provided, further, however, that in the case of Obligors that are residents of Canada, the percentage of otherwise Eligible Receivables that may be included in the Net Receivables Pool Balance at any time, is (x) if Canada's foreign currency rating is greater than or equal to AA-, 100%, (y) if Canada's foreign currency rating is greater than or equal to A- but less than or equal to A+, 20%, or (z) if Canada's foreign currency rating is less than A-, 4%, (ii) not a government or a governmental subdivision, affiliate or agency, (iii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement and
         (iv) not an Affiliate of Weirton or the Originator,

                  (b) that is denominated and payable only in U.S. dollars in the United States,

                  (c) that has a stated maturity that is not more than 60 days after the original invoice date of such Receivable; provided, however that up to 2% of the Net Receivables Pool Balance may consist of otherwise Eligible Receivables, the stated maturity of which exceeds 60 days (but not more than 120 days) after the original invoice date of such Receivables,

                  (d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of the Originator's business,

                  (e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

                  (f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

                  (g) that is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim,

                  (h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

                  (i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

                  (j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

                  (k) for which the Facility Agent (on behalf of the Banks) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

                  (l) that constitutes an account or general intangible as defined in the UCC, and that is not evidenced by instruments or chattel paper,

                  (m) that is neither a Defaulted Receivable nor a Delinquent Receivable,

                  (n) for which neither the Originator thereof, the Seller nor the Servicer has established any offset arrangements with the related Obligor,

                  (o) for which Defaulted Receivables of the related Obligor do not exceed 50% of the Outstanding Balance of all such Obligor's Receivables, and

                  (p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "ERISA Affiliate" means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, the Originator or Weirton, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, the Originator or Weirton, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, the Originator, Weirton, any corporation described in clause (a) or any trade or business described in clause (b).

         "Euro-Rate" means with respect to any Yield Period the interest rate per annum determined by the Facility Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Facility Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the British Bankers' Association ("BBA") as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if BBA or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the Euro-Rate Portion of Capital during such Yield Period by (ii) a number equal to
1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                           Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
Euro-Rate =
                           -----------------------------------------------------
                           1.00 - Euro-Rate Reserve Percentage
where "Euro-Rate Reserve Percentage" means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities"). The Euro-Rate shall be adjusted with respect to any Euro-Rate Portion of Capital that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Facility Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

         "Euro-Rate Portion of Capital" shall mean a Portion of Capital the Discount on which is calculated at a per annum rate based on the Yield Rate determined by reference to the Euro-Rate.

         "Event of Bankruptcy" means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.

         "Excess Concentration" means the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

         "Extension Request" shall have the meaning set forth in Section 1.12(b) of the Agreement.

         "Facility" shall mean the facility under the Agreement for revolving purchases of undivided interests in the Receivables by the Banks and for the issuance of Letters of Credit by the Banks.

         "Facility Agent" has the meaning set forth in the preamble to the Agreement.

         "Facility Termination Date" means the earliest to occur of: (a) the Scheduled Commitment Termination Date, (b) the date determined pursuant to
Section 2.2 of the Agreement, and (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement.

         "Federal Funds Rate" means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Facility Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Facility Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

         "Fee Letter" has the meaning set forth in Section 1.5 of the Agreement.

         "Foreign Receivables" means any Pool Receivable the Obligor of which is not a resident of the United States or Canada.

         "Funded Purchase" shall mean a purchase of undivided interests under the Agreement which is paid for in cash (other than through reinvestment of Collections) pursuant to Section 1.4(b) of the Agreement.

         "GAAP" shall mean generally accepted accounting principles as set forth from time to time in the opinions and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by significant segments of the accounting profession.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Group A Obligor" means any Obligor (or the corporate parent of such Obligor) with a short-term rating (or shadow rating) of at least: "A-1" by Standard & Poor's, or if such Obligor (or, if applicable, its corporate parent) does not have a short-term rating from Standard & Poor's, a rating (or shadow rating) of "A+" or better by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities.

         "Group B Obligor" means an Obligor (or the corporate parent of such Obligor), not a Group A Obligor, with a short-term rating (or shadow rating) of at least: "A-2" by Standard & Poor's, or if such Obligor (or, if applicable, its corporate parent) does not have a short-term rating from Standard & Poor's, a rating (or shadow rating) of not lower than "BBB+" by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities.

         "Group C Obligor" means an Obligor (or the corporate parent of such Obligor), not a Group A Obligor or a Group B Obligor, with a short-term rating (or shadow rating) of at least: "A-3" by Standard & Poor's, or if such Obligor (or, if applicable, its corporate parent) does not have a short-term rating from Standard & Poor's, a rating (or shadow rating) of not lower than

"BBB-" by Standard & Poor's on its long-term senior unsecured and uncredit-enhanced debt securities.

         "Group D Obligor" means any Obligor (or the corporate parent of such Obligor) that is not a Group A Obligor, Group B Obligor or Group C Obligor.

         "Indemnified Amounts" has the meaning set forth in Section 3.1 of the Agreement.

         "Indemnified Party" has the meaning set forth in Section 3.1 of the Agreement.

         "Independent Director" has the meaning set forth in Section 3(c) of
Exhibit IV to the Agreement.

         "Insolvency Proceeding" means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidations, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

         "L/C Collateral Account" means the account designated as the L/C Collateral Account established by the Facility Agent (for the benefit of the Banks), or such other account as may be so designated in writing by the Facility Agent to the Servicer.

         "L/C Facility Sub-Amount" shall mean $25,000,000.

         "L/C Note" means a L/C Note issued by the Seller in favor of Weirton pursuant to Section 2.02(d) of the Sale Agreement.

         "L/C Participation Amount" shall mean, at any time, the then aggregate outstanding face amount of the Letters of Credit.

         "Letter of Credit" shall mean any letter of credit issued by the Banks for the account of the Seller pursuant to Section 1.15 of the Agreement.

         "Lock-Box Account" means an account maintained at a bank or other financial institution for the purpose of receiving Collections.

         "Lock-Box Agreement" means an agreement among the Seller, the Collateral Agent and a Lock-Box Bank.

         "Lock-Box Bank" means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

         "Loss Horizon" means, on any date, the number of months calculated as the sum of (i) two, plus (ii) the most recently calculated Weighted Average Payment Terms Factor.

         "Loss and Dilution Reserve" means, on any date, an amount equal to: (a) the sum of (i) the Capital and (ii) the L/C Participation Amount in each case at the close of business of the Servicer on such date multiplied by (b)(i) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage on such date divided by (ii) 1 minus the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage on such date.

         "Loss Reserve Percentage" means, on any date, a percentage (calculated as of the end of each calendar month) equal to 2.5 times the product of (i) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months multiplied by (ii) the aggregate credit sales made during the Loss Horizon divided by the Net Receivables Pool as of such date.

         "Majority Banks" shall mean Banks whose Pro Rata Shares aggregate more than 51%.

         "Material Adverse Change" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any other Transaction Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Seller, Servicer or the Originator or any of their successors or assigns (the "Seller Parties"), (c) impairs materially or could reasonably be expected to impair materially the ability of the Seller Parties to duly and punctually pay or perform their respective obligations under the Agreement or any other Transaction Document, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Facility Agent, or any Bank, to the extent permitted, to enforce their legal remedies pursuant to the Agreement or any other Transaction Document.

         "Material Adverse Effect" means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

                  (a) the assets, operations, business or financial condition of such Person,

                  (b) the ability of any of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

                  (c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables or

                  (d) the status, perfection, enforceability or priority of the Facility Agent's (on behalf of the Bank) or the Seller's interest in the Pool Assets.

         "Minimum Reserve" means, or any date, an amount equal to: (a) the sum of (i) the Capital and (ii) the L/C Participation Amount in each case at the close of business of the Servicer on such date, multiplied by (b) the Minimum Reserve Percentage on such date.

         "Minimum Reserve Percentage" means on any date a percentage equal to
0.92 times (a) the sum of (i) 20%, plus (ii) the product of (A) the Dilution Ratio, times (B) the Dilution Horizon, plus (iii) the Cash Discount Ratio, divided by (b) one, minus the sum of (i) 20%, plus (ii) the product of (A) the Dilution Ratio, times (B) the Dilution Horizon, plus (iii) the Cash Discount Ratio.

         "Monthly Settlement Date" means the 10th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

         "Net Receivables Pool Balance" means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

         "Notice of Conversion/Continuation" shall mean a "Notice of Conversion/Continuation" described in Section 1.7(b)of the Agreement.

         "Obligor" means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

         "Originator" has the meaning set forth in the Sale Agreement.

         "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

         "PNC" has the meaning set forth in the preamble to the Agreement.

         "Pool Assets" has the meaning set forth in Section 1.2(d) of the Agreement.

         "Pool Receivable" means a Receivable in the Receivables Pool.

         "Portion of Capital" shall mean a portion of the outstanding Capital which accrues Discount according to the same Yield Rate and as to which a single Yield Period is in effect.

         "Pro Rata Share" shall mean, as to any Bank, a fraction, the numerator of which equals the Commitment of such Bank and the denominator of which equals the Purchase Limit.

         "Program Fee" has the meaning set forth in Section 1.5 of the Agreement.

         "Program Fee Rate" has the meaning set forth in Section 1.5 of the Agreement.

         "Purchase Limit" means $80,000,000, as such amount may be reduced pursuant to Section 1.1(b) of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then aggregate outstanding Capital plus the L/C Participation Amount.

         "Purchased Interest" means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, other than any Pool Receivable that arises on or after the Facility Termination Date, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

               Capital + L/C Participation Amount + Total Reserves
               ---------------------------------------------------

                          Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section
1.3 of the Agreement.

         "Rating Agency Condition" means, with respect to any event or occurrence, receipt by the Facility Agent of written confirmation from Standard & Poor's that such event or occurrence shall not cause the rating on the Facility to be downgraded or withdrawn.

         "Receivable" means any indebtedness and other obligations owed to the Seller or the Originator by, or any right of the Seller or the Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction; provided, however, that from and after the date the Facility Agent receives written notice from the Seller that the Ball Receivables and/or Foreign Receivables are being removed from the Receivables Pool, then so long as such removal would not cause a Termination Event or Unmatured Termination Event, the term Receivable shall not include any Ball Receivables or any Foreign Receivables, as applicable.

         "Receivables Pool" means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement.

         "Reference Bank" means PNC.

         "Related Security" means, with respect to any Receivable:

                  (a) all of the Seller's and the Originator thereof's residual interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

                  (b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

                  (c) all of the Seller's and Originator's rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

         "Replacement Bank" shall have the meaning set forth in Section 1.14 of the Agreement.

         "Required Banks" shall mean Banks whose Pro Rata Shares aggregate more than 66 2/3%.

         "Sale Agreement" means the Receivables Purchase and Sale Agreement, dated as of August 24, 1993, among the Seller, Servicer and the Originator, as amended through the date hereof and as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

         "Scheduled Commitment Termination Date" means with respect to each Bank March 26, 2004, as such date may be extended pursuant to Section 1.12 of the Agreement.

         "Security Agreement" shall mean that certain Security Agreement dated as of August 24, 1993 executed by the Seller in favor of the Collateral Agent, as amended through the date hereof and as the same may be amended, restated or otherwise modified from time to time.

         "Seller" has the meaning set forth in the preamble to the Agreement.

         "Seller Party" means any of the Seller, Servicer or the Originator or any of their respective successors or assigns.

         "Seller's Share" of any amount means the greater of: (a) $0 and (b) such amount minus the Banks' Share.

         "Servicer" has the meaning set forth in the preamble to the Agreement.

         "Servicing Fee" shall mean the fee referred to in Section 4.6 of the Agreement.

         "Servicing Fee Rate" shall mean the rate referred to in Section 4.6 of the Agreement.

         "Servicing Fee Reserve" for the Purchased Interest at any time means the sum of (i) the unpaid Servicing Fee accrued to such time, plus (ii) the product of (a) the Outstanding Balance of Pool Receivables at the time of computation, multiplied by (b) the Servicing Fee Rate, multiplied by (c) a fraction having 2 times the Turnover Rate as its numerator and 12 as its denominator.

         "Settlement Statement" shall mean a report prepared by the Servicer pursuant to Section 5.02(c) of the Sale Agreement and signed by officers of the Seller and of the Servicer certifying that no Termination Event or Unmatured Termination Event has occurred and is continuing, or, if any such Termination Event or Unmatured Termination Event has occurred and is continuing, describing such event and the steps, if any, which are being taken in respect thereof. Each Settlement Statement shall be in substantially the form of Exhibit E-1 or Exhibit E-2, as applicable, to the Sale Agreement.

         "Solvent" means, with respect to any Person at any time, a condition under which:

                  (i) the fair value and present fair saleable value of such Person's total assets is, on the date of determination, greater than such Person's total liabilities (including contingent and unliquidated liabilities) at such time;

                  (ii) the fair value and present fair saleable value of such Person's assets is greater than the amount that will be required to pay such Person's probable liability on its existing debts as they become absolute and matured ("debts," for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

                  (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

                  (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

                  (A) the amount of a Person's contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

                  (B) the "fair value" of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

                  (C) the "regular market value" of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

                  (D) the "present fair saleable value" of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm's-length transaction in an existing and not theoretical market.

         "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

         "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

         "Termination Day" means: (a) each day that occurs on or after (i) the occurrence of an Event of Bankruptcy with respect to Weirton, (ii) the occurrence of a Termination Event described in paragraph (e) of Exhibit V to the Agreement or (iii) the date when either the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall have filed one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, the Originator, Weirton or any ERISA Affiliate and such lien or liens shall not have been released or (b) each day that occurs on or after the Facility Termination Date.

         "Termination Event" has the meaning specified in Exhibit V to the Agreement.

         "Termination Fee" means, for any Yield Period during which a Termination Day occurs, the amount, if any, by which: (a) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Yield Period pursuant to the definition thereof) that would have accrued during such Yield Period on the reductions of Capital relating to such Yield Period had such reductions not been made, exceeds (b) the income, if any, received by the Banks (or the Facility Agent on behalf of the Banks) from investing the proceeds of such reductions of Capital, as determined by the Facility Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

         "Total Dilution Ratio" means, on any date, the sum of (i) the Dilution Ratio and (ii) the Cash Discount Ratio on such date.

         "Total Reserves" means, at any time the sum of: (a) the Yield Reserve, plus (b) Servicing Fee Reserve, plus (c) the greatest of (i) the sum of (A) the Loss and Dilution Reserve, plus (B) the Cash Discount Reserve, or (ii) the Minimum Reserve.

         "Transaction Documents" means the Agreement, the Lock-Box Agreements, the Collection Account Agreement, the Fee Letter, the Sale Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

         "Turnover Rate" means, for any calendar month: (a) the Outstanding Balance of all Pool Receivables at the end of such calendar month divided by
(b)(i) the aggregate credit sales made by the Originator during the three calendar months then ending divided by (ii) 3.

         "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

         "Unmatured Termination Event" means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

         "Weighted Average Payment Terms Factor" means a number, calculated by the Servicer once every three months, equal to the weighted average payment terms (of the Eligible Receivables), in days, divided by 30.

         "Weirton" has the meaning set forth in the preamble.

         "Yield Period" shall mean:

                  (i) for each Euro-Rate Portion of Capital, the period commencing on the date of the initial funding of such Portion of Capital or the Conversion/Continuation Date of such Portion of Capital, as applicable, and ending on the last day of the period selected by the Seller pursuant to the terms of the Agreement, which period shall be 1, 2 or 3 months; and

                  (ii) for each Base Rate Portion of Capital, a period commencing on the date of the initial funding of such Portion of Capital or the Conversion/Continuation Date of such Portion of Capital and ending on the immediately following Monthly Settlement Date, and thereafter commencing on each Monthly Settlement Date and ending on the immediately following Monthly Settlement Date.

provided, however, that (i) if any Yield Period would otherwise end on a day that shall not be a Business Day, such Yield Period shall end on the next succeeding Business Day (unless, with respect to any Euro-Rate Portion of Capital, such next succeeding Business Day would fall in the next calendar month, in which case such Yield Period shall end on the next preceding Business
Day) and (ii) if any Yield Period with respect to a Euro-Rate Portion of Capital would otherwise end on a calendar day for which there is no corresponding calendar day in the applicable subsequent calendar month, such Yield Period shall expire on the last Business Day of such applicable subsequent calendar month, and (iii) no Yield Period with respect to any Portion of Capital shall end on a date later than the Facility Termination Date.

         "Yield Rate" for any Yield Period for any Portion of Capital of the Purchased Interest means an interest rate per annum equal to, at the Seller's option: (a) the Euro-Rate for such Yield Period, or (b) the Base Rate for such Yield Period; provided, however, that in the case of:

                  (i) any Yield Period on or before the first day of which the Facility Agent shall have been notified by any Bank that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Bank, to fund any Euro-Rate Portion of Capital (and such Bank shall not have subsequently notified the Facility Agent that such circumstances no longer exist),

                  (ii) any Yield Period of one to (and including) 30 days,

                  (iii) any Yield Period as to which the Facility Agent does not receive notice before noon (New York City time) on the third Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Capital be a Euro-Rate Portion of Capital, or

                  (iv) any Yield Period relating to a Portion of Capital that is less than $5,000,000,

the "Yield Rate" for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Yield Period. The "Yield Rate" for any day while a Termination Event exists shall be an interest rate equal to 2% per annum above the Base Rate in effect on such day.

         "Yield Reserve" means, at any time:

                        (1.5 BR + PFR x 2(TR) x Capital)
                        -------------
                             12

         where:

                  BR  = the Base Rate in effect at such time

                  TR  = the Turnover Rate

                  PFR = the Program Fee Rate

         Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of Connecticut, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, "or" means "and/or," and "including" (and with correlative meaning "include" and "includes") means including without limiting the generality of any description preceding such term.

                                   EXHIBIT II

                              CONDITIONS PRECEDENT

         1. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the conditions precedent that the Facility Agent shall have received on or before the Closing Date the following, each in form and substance (including the date thereof) satisfactory to the Facility Agent:

         (a) A counterpart of the Agreement and the other Transaction Documents executed by the parties thereto.

         (b) Certified copies of: (i) all documents evidencing necessary governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (ii) the certificate of incorporation and by-laws of each of the Seller and the Originator.

         (c) A certificate of the Secretary or Assistant Secretary of each of the Seller, the Originator and Weirton certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Facility Agent receives a subsequent incumbency certificate from the Seller, Originator or Weirton, as the case may be, the Facility Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, Originator or Weirton, as the case may be.

         (d) Evidence that the proper financing statements, under the UCC of all relevant jurisdictions necessary or desirable in order to perfect the interests of the Seller and the Facility Agent (on behalf of the Banks) contemplated by the Agreement and the Sale Agreement continue to be effective.

         (e) Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions that name the Originator or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Facility Agent may request, showing no Adverse Claims on any Pool Assets.

         (f) Favorable opinions, in form and substance reasonably satisfactory to the Facility Agent, of Sidley & Austin and William R. Kiefer, each as counsel for the Seller, the Originators and the Servicer.

         (g) Satisfactory results of a review and audit (performed by representatives of the Facility Agent) of the Servicer's collection, operating and reporting systems, the Credit and Collection Policy of the Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer's operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.

         (h) A pro forma Settlement Statement representing the performance of the Receivables Pool for the calendar month before closing and a pro forma Daily Report as of such closing date.

         (i) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 5.4 of the Agreement and the Fee Letter.

         (j) The Fee Letter duly executed by the Seller and the Servicer.

         (k) Good standing certificates with respect to each of the Seller, the Originator and the Servicer issued by the Secretaries of State (or similar official) of the states of each such Person's organization and principal place of business.

         (l) A letter from Standard & Poor's indicating a rating with respect to the Facility of not less that AAA.

         (m) A computer file containing all information with respect to the Receivables as the Facility Agent may reasonably request.

         (n) Such other approvals, opinions or documents as the Facility Agent may reasonably request.

         2. Conditions Precedent to All Funded Purchases and Issuance of Letters of Credit. Each Funded Purchase including the initial Funded Purchase) and the issuance of any Letters of Credit shall be subject to the further conditions precedent that:

         (a) in the case of each Funded Purchase and the issuance of any Letter of Credit, the Servicer shall have delivered to the Facility Agent on or before such purchase, the Daily Report for such day, and

         (b) on the date of such Funded Purchase or issuance the following statements shall be true (and acceptance of the proceeds of such Funded Purchase or the request for issuance shall be deemed a representation and warranty by the Seller that such statements are then true):

                  (i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Funded Purchase or issuance as though made on and as of such date; and

                  (ii) no event has occurred and is continuing, or would result from such Funded Purchase or issuance, that constitutes a Termination Event or an Unmatured Termination Event.

                 (iii) the L/C Participation Amount, after giving effect to the issuance of any such Letter of Credit, shall not be greater than the L/C Facility Sub-Amount; and

                  (iv) the sum of the Capital and the L/C Participation Amount, after giving effect to any such Funded Purchase or the issuance of any such Letter of Credit, shall not be greater than the Purchase Limit.

                                   EXHIBIT III

                         REPRESENTATIONS AND WARRANTIES

         1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

         (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

         (b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or result in a default under or conflict with:
(A) its charter or by-laws, (B) any law, rule or regulation applicable to it,
(C) any contractual restriction binding on or affecting it or any of its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

         (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement.

         (d) Assuming its enforceability against each of the other parties thereto, each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (e) There is no pending or, to Seller's actual knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator which, if decided adversely would have a Material Adverse Effect.

         (f) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

         (g) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim. Upon each purchase or reinvestment, the Banks shall acquire ratably in accordance with other Pro Rata Shares a valid and enforceable perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a security interest in favor of the Facility Agent (on behalf of the Banks) in the Pool Assets, and the Facility Agent (on behalf of the Banks) has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office, except those filed in favor of the Seller pursuant to the Sale Agreement and the Facility Agent (on behalf of the Banks) relating to the Agreement.

         (h) Each Settlement Statement, Daily Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Facility Agent in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Facility Agent at such time) as of the date so furnished.

         (i) The Seller's principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables are located at the address referred to in Section 1(b) of Exhibit IV to the Agreement.

         (j) The names and addresses of all the Lock-Box Banks and the Collection Account Bank together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks and the Collection Account at the Collection Account Bank, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts or at such other Collection Account Bank and/or with such other Collection Account as have been notified to the Facility Agent in accordance with the Agreement) and all Lock-Box Accounts and the Collection Account are subject to Lock-Box Agreements and a Collection Account Agreement, respectively.

         (k) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority that is likely to have a Material Adverse Effect.

         (l) No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulation U of the Federal Reserve Board.

         (m) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

         (n) No event has occurred and is continuing, or would result from a purchase in respect of the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

         (o) The Seller has complied in all material respects with the Credit and Collection Policy of the Originator with regard to each Receivable originated by the Originator.

         (p) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

         (q) The Seller's complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Facility Agent pursuant to the Agreement.

         (r) The Seller is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. In addition, the Seller is not a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (s) The Seller has reviewed and is reviewing the areas within its business and operations which could be adversely affected by, and has developed, is developing or will develop a program to address on a timely basis, the risk that certain computer applications used by the Seller may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in any Material Adverse Change.

         2. Representations and Warranties of Weirton (in its capacity as the Servicer). Weirton, in its capacity as the Servicer, represents and warrants as follows:

         (a) Weirton is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

         (b) The execution, delivery and performance by Weirton of the Agreement and the other Transaction Documents to which it is a party, including the Servicer's use of the proceeds of purchases and reinvestments: (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or result in a default under or conflict with:
(A) its charter or by-laws, (B) any law, rule or regulation applicable to it,
(C) any contractual restriction binding on or affecting it or any of its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which Weirton is a party have been duly executed and delivered by Weirton.

         (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by Weirton of the Agreement or any other Transaction Document to which it is a party, other than the filing of UCC-1 financing statements.

         (d) Assuming its enforceability against each of the other parties thereto, each of the Agreement and the other Transaction Documents to which Weirton is a party constitutes the legal, valid and binding obligation of Weirton enforceable against Weirton in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (e) The balance sheets of Weirton Corporation and its consolidated Subsidiaries as at December 31, 1998, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Facility Agent, fairly present the financial condition of Weirton and its consolidated Subsidiaries as at such date and the results of the operations of Weirton and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

         (f) There are no actions, suits or proceedings pending, or to the knowledge of Weirton threatened, against it or affecting it or its property in any court, or before any arbitrator of any kind, or before or by any Governmental Authority, which (i) challenge the validity, legality or enforceability of this Agreement or any of the other Transaction Documents, or
(ii) could reasonably be expected to have a Material Adverse Effect of the types described in clauses (b) through (d) in the definition thereof.

         (g) Each Settlement Statement, Daily Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Facility Agent in connection with the Agreement is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Facility Agent at such time) as of the date so furnished.

         (h) Weirton is not in violation of any order of any court, arbitrator or Governmental Authority, which could have a Material Adverse Effect.

         (i) The Servicer has complied in all material respects with the Credit and Collection Policy of the Originator with regard to each Receivable originated by the Originator.

         (j) Weirton has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

         (k) Weirton is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. In addition, Weirton is not a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a

"holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (l) The Servicer has reviewed and is reviewing the areas within its business and operations which could be adversely affected by, and has developed, is developing or will develop a program to address on a timely basis, the risk that certain computer applications used by the Servicer may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in any Material Adverse Change.

                                   EXHIBIT IV

                                    COVENANTS

         1. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the L/C Participation Amount is cash collateralized in full or the date all other amounts owed by the Seller under the Agreement to any Bank, the Facility Agent and any other Indemnified Party or Affected Person shall be paid in full:

         (a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

         (b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on the signature page to the Agreement or at any other locations in jurisdictions where all actions reasonably requested by the Facility Agent to protect and perfect the interest of the Facility Agent (on behalf of the Banks) in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Facility Agent with at least 30 days' written notice before making any change in the Seller's name or making any other change in the Seller's identity or corporate structure that could render any UCC financing statement filed in connection with this Agreement "seriously misleading" as such term (or similar term) is used in the UCC; each notice to the Facility Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

         (c) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Facility Agent (on behalf of the Banks), including taking such action to perfect, protect or more fully evidence the interest of the Facility Agent (on behalf of the Banks) as the Facility Agent (on behalf of the Banks), may reasonably request.


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

         (d) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller's undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

         (e) Extension or Amendment of Receivables. Except as otherwise provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

         (f) Change in Business or Credit and Collection Policy. The Seller shall not make any material change in the character of its business or in the Credit and Collection Policy without the prior written consent of the Facility Agent, or any change in the Credit and Collection Policy that would have a Material Adverse Effect with respect to the Receivables. The Seller shall not make (or permit the Originator to make) any other change in the Credit and Collection Policy without giving prior written notice thereof to the Facility Agent and Standard & Poor's.

         (g) Audits. (i) The Seller shall (and shall cause the Originator to), from time to time during regular business hours as reasonably requested in advance by the Facility Agent, permit the Facility Agent, or its agents or representatives: (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or the Originator) relating to Receivables and the Related Security, including the related Contracts, and (B) to visit the offices and properties of the Seller and the Originator for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Receivables and the Related Security or the Seller's, Weirton's or the Originator's performance under the Transaction Documents or under the Contracts with any of the officers, employees or outside accountants of the Seller, Weirton or the Originator having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, upon two Business Days prior written notice from the Facility Agent, but (unless a Termination Event or Unmatured Termination Event has occurred and is continuing) in any event no more frequently than twice per calendar year, permit certified public accountants or other auditors acceptable to the Facility Agent to conduct a review of its books and records with respect to the Receivables. The costs and expenses of the first such review in any calendar year shall be borne by the Servicer as part of its duties which are compensated by the Servicer Fee and the costs and expenses of the second such review in any calendar year shall be borne by the Banks ratably in accordance with their Pro Rata Shares; provided that after the occurrence and during the continuation of a Termination Event or an Unmatured Termination Event, all such reviews shall be borne by the Servicer as part of its duties which are compensated by the Servicer Fee.

         (h) Change in Lock-Box Banks or the Collection Account Bank, Lock-Box Accounts or the Collection Account and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or Originator to, add or terminate any bank as a Lock-Box Bank or

Collection Account Bank or any account as a Lock-Box Account or the Collection Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, the Originator, the Servicer or any Lock-Box Account (or related post office box), unless the Facility Agent shall have consented thereto in writing and the Facility Agent shall have received copies of all agreements and documents (including Lock-Box Agreements and a Collection Account Agreement, as applicable) that it may request in connection therewith.

         (i) Deposits to Lock-Box Accounts and the Collection Account. The Seller shall (or shall cause the Servicer to): (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or the Originator into Lock-Box Accounts or the Collection Account not later than one Business Day after receipt thereof. Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Collection Account shall at all times be subject to the Collection Account Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or the Collection Account cash or cash proceeds other than Collections.

         (j) Marking of Records. At its expense, the Seller shall: (i) mark (or cause the Servicer to mark) its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables and related Contracts have been sold in accordance with the Agreement, and (ii) cause the Originator so to mark their master data processing records pursuant to the Sale Agreement.

         (k) Reporting Requirements. The Seller will provide to the Facility Agent (in multiple copies sufficient for each Bank, if requested by the Facility Agent) the following:

                  (i) as soon as available and in any event within 105 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller, containing unaudited financial statements for such year certified as to accuracy by the senior financial officer or treasurer of the Seller;

                  (ii) as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the senior financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

                  (iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event (as defined in ERISA) that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;

                  (iv) promptly after the Seller obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) litigation or proceeding relating to any Transaction Document; and

                  (v) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Facility Agent may from time to time reasonably request.

         (l) Certain Agreements. Without the prior written consent of the Facility Agent, the Seller will not (and will not permit the Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller's certificate of incorporation or by-laws which requires the consent of the "Independent Director" (as defined in the Seller's Certificate of Incorporation).

         (m) [Reserved]

         (n) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to this Agreement or the Company Note, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

         (o) Use of Seller's Share of Collections. The Seller shall apply the Seller's Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Banks and the Facility Agent under the Agreement and under the Fee Letter),
(ii) the payment of accrued and unpaid interest on the Company Note and the L/C Note and (iii) other legal and valid corporate purposes.

         (p) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $5,000,000.

         2. Covenants of the Servicer. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the L/C Participation Amount is cash collateralized in full or the date all other amounts owed by the Seller under the Agreement to the Banks, the Facility Agent and any other Indemnified Party or Affected Person shall be paid in full:

         (a) Compliance with Laws, Etc. The Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate


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
existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

         (b) Offices, Records and Books of Account, Etc. The Servicer shall keep its principal place of business and chief executive office (as such terms or similar terms are used in the applicable UCC) and the office where it keeps its records concerning the Receivables at the address of the Servicer set forth under its name on the signature page to the Agreement or, upon at least 30 days' prior written notice of a proposed change to the Facility Agent, at any other locations in jurisdictions where all actions reasonably requested by the Facility Agent to protect and perfect the interest of the Facility Agent (on behalf of the Banks) in the Receivables and related items (including the Pool Assets) have been taken and completed. The Servicer also will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

         (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

         (d) Extension or Amendment of Receivables. Except as otherwise provided in the Agreement, the Servicer shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

         (e) Change in Business or Credit and Collection Policy. The Servicer shall not make any material change in the Credit and Collection Policy without the prior written consent of the Facility Agent, or any change in the Credit and Collection Policy that would have a Material Adverse Effect. The Servicer shall not make any other change in the Credit and Collection Policy without giving prior written notice thereof to the Facility Agent and Standard & Poor's.

         (f) Audits. (i) The Servicer shall, from time to time during regular business hours as reasonably requested in advance by the Facility Agent, permit the Facility Agent, or its agents or representatives: (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts, and (B) to visit its offices and properties for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees or outside accountants having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, upon two Business Days prior written notice from the Facility Agent, but (unless a Termination Event or Unmatured Termination Event has occurred and is continuing) in any event no more than twice per calendar year permit certified public accountants or other auditors acceptable to the Facility Agent to conduct, a review of its books and records with respect to the Receivables. The costs and expenses of the first such review in any calendar year shall be borne by the Servicer as part of its duties which are compensated by the Servicer Fee and the costs and expenses of the second such review in any calendar year shall be borne by the Banks ratably in accordance with their Pro Rata Shares; provided that after the occurrence and during the continuation of a Termination Event or an Unmatured Termination Event, all such reviews shall be borne by the Servicer as part of its duties which are compensated by the Servicer Fee.

         (g) Change in Lock-Box Banks or the Collection Account Bank, Lock-Box Accounts or the Collection Account and Payment Instructions to Obligors. The Servicer shall not, and shall not permit the Originator to, add or terminate any bank as a Lock-Box Bank or Collection Account Bank or any account as a Lock-Box Account or the Collection Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Originator, the Servicer or any Lock-Box Account (or related post office box), unless the Facility Agent shall have consented thereto in writing and the Facility Agent shall have received copies of all agreements and documents (including Lock-Box Agreements and a Collection Account Agreement, as applicable) that it may request in connection therewith.

         (h) Deposits to Lock-Box Accounts and the Collection Account. The Servicer shall: (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it or the Originator into Lock-Box Accounts or the Collection Account not later than one Business Day after receipt thereof. Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Collection Account shall at all times be subject to the Collection Account Agreement. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or the Collection Account cash or cash proceeds other than Collections.

         (i) Marking of Records. At its expense, the Servicer shall mark its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables and related Contracts have been sold in accordance with the Agreement.

         (j) Reporting Requirements. Weirton shall provide to the Facility Agent (in multiple copies, if requested by the Facility Agent) the following:

                  (i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of Weirton, balance sheets of Weirton and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of Weirton and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the senior financial officer of such Person;

                  (ii) as soon as available and in any event within 105 days after the end of each fiscal year of such Person, a copy of the annual report for such year for such Person and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

                  (iii) as to the Servicer only, (i) on each Business Day, the Daily Report for such day prepared by the Servicer pursuant to Section 5.03(b) of the Sale Agreement and (ii) as soon as available and in any event not later than the tenth day following the last day of each calendar month, a Settlement Statement as of the last day of such calendar month prepared by the Servicer pursuant to Section 5.03(b) of the Sale Agreement;

                  (iv) as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the senior financial officer of Weirton setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

                  (v) promptly after the sending or filing thereof, copies of all reports that Weirton sends to any of its security holders, and copies of all 10-Qs and 10-Ks that Weirton or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                  (vi) promptly after the filing or receiving thereof, copies of all reports and notices that Weirton or any of its ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event (as defined in ERISA) that could, in the aggregate, result in the imposition of liability on Weirton and/or any such Affiliate;

                  (vii) at least thirty days before any change in Weirton's or the Originator's name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

                  (viii) promptly after Weirton obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between Weirton or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect, (B) litigation or proceeding adversely affecting such Person or any of its Subsidiaries in which the amount involved is $5,000,000 or more or in which injunctive or similar relief is sought, or (C) litigation or proceeding relating to any Transaction Document; and

                  (ix) such other information respecting the Receivables or the condition or operations, financial or otherwise, of Weirton or any of its Affiliates as the Facility Agent may from time to time reasonably request.

         3. Separate Existence. Each of the Seller and Weirton hereby acknowledges that the Banks and the Facility Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller's identity as a legal entity separate from Weirton and its Affiliates. Therefore, from and after the date hereof, each of the Seller and Weirton shall take all steps specifically required by the Agreement or reasonably required by the Facility Agent to continue the Seller's identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Weirton and any other Person, and is not a division of Weirton, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Weirton shall take such actions as shall be required in order that:

                  (a) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originator, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

                  (b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

                  (c) Not less than one member of the Seller's Board of Directors (the "Independent Director") shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of Weirton or any of its Affiliates. The certificate of incorporation of the Seller shall provide that: (i) the Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

                  (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Weirton or any Affiliate thereof;

                  (e) Any employee, consultant or agent of the Seller will be compensated from the Seller's funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller's funds;

                  (f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with Weirton (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager's fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Weirton shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

                  (g) The Seller's operating expenses will not be paid by Weirton or any other Affiliate thereof;

                  (h) The Seller will have its own separate stationery;

                  (i) The Seller's books and records will be maintained separately from those of Weirton and any other Affiliate thereof;

                  (j) All financial statements of Weirton or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose corporation exists as a Subsidiary of Weirton, and (ii) the Originator has sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

                  (k) The Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of Weirton or any Affiliate thereof;

                  (l) The Seller will strictly observe corporate formalities in its dealings with Weirton or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of Weirton or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Weirton or any Affiliate thereof (other than Weirton in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Weirton or any Subsidiary or other Affiliate of Weirton. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate; and

                  (m) The Seller will maintain arm's-length relationships with Weirton (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor Weirton will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and Weirton will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

                                    EXHIBIT V

                               TERMINATION EVENTS

         Each of the following shall be a "Termination Event":

         (a)(i) the Seller, Weirton, the Originator or the Servicer (if Weirton or any of its Affiliates) shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for 30 days after knowledge or written notice thereof, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for three Business Days (or in the case of a non-scheduled payment, five Business Days) or (iii) Weirton shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Facility Agent shall have been appointed;

         (b) Weirton(or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that Weirton (or such Affiliate) then has as Servicer;

         (c) any representation or warranty made or deemed made by the Seller, Weirton or the Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, Weirton or the Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, if the violation of this paragraph
(c) by the Seller or the Servicer may be cured without any potential or actual detriment to any Bank, or the Facility Agent, the Seller or the Servicer, as applicable, shall have five days from the earlier of (i) such Person's actual knowledge of such failure and (ii) written notice to such Person of such failure to so cure any such violation before a Termination Event shall occur so long as such Person is diligently attempting to effect such cure.

         (d) (i) the Seller or the Servicer shall fail to deliver the Daily Report pursuant to the Agreement, and such failure shall remain unremedied for five days and (ii) the Seller or the Servicer shall fail to deliver the Settlement Statement pursuant to the Agreement, and such failure shall remain unremedied for five days;

         (e) the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first priority perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Facility Agent (for the benefit of the Banks) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;


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         (f) the Seller, Weirton or the Originator shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Weirton or the Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Weirton or the Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

         (g) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 3.0%, (B) the Delinquency Ratio shall exceed 15%, or
(C) the Dilution Ratio shall exceed 12%;

         (h) a Change in Control shall occur;

         (i) the Purchased Interest shall exceed 100% and such circumstance shall not have been cured within five Business Days;

         (j) Weirton or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

         (k) either the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall have filed one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, the Originator, Weirton or any ERISA Affiliate in an aggregate amount exceeding $2,000,000 unless such amounts (i) are (in the opinion of Standard & Poor's) adequately bonded by Weirton or (ii) relate to taxes in an aggregate amount not exceeding $12,000,000 which are contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained under GAAP.


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         (l) the Seller, Weirton or the Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as such debts become due.


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